PROSPECTUS SUPPLEMENT to Prospectus dated February 14, 2011	Filed Pursuant to Rule 424(b)(2) Registration No. 333-172009
6,756,250 Common Shares

MIDWAY GOLD CORP.

This prospectus supplement relates to the registration for distribution of (i) up to 5,875,000 of our common shares (which we refer to as the “Warrant Shares”), issuable from time to time, upon the exercise of 5,875,000 of our common share purchase warrants (which we refer to as the “Warrants”) expected to be issued by us on or about July 6, 2012, as part of the Unit Offering (as defined below), (ii) up to an additional 881,250 Warrant Shares, issuable from time to time, upon exercise of up to 881,250 additional Warrants issuable upon exercise of the Over-Allotment Option (as defined below) granted to the Underwriters (as defined below) as part of the Unit Offering, and (iii) such indeterminate number of additional Warrant Shares that may be issuable by reason of the anti-dilution provisions contained in the Warrant Indenture (as defined herein) governing the Warrants.

On June 26, 2012, we filed a prospectus supplement (which we refer to as the “Unit Supplement”) with the United States Securities and Exchange Commission (which we refer to as the “SEC”) relating to the offering (which we refer to as the “Unit Offering”) by us to the public in Canada and in the United States of our units (which we refer to as the “Units”), each Unit consisting of one of common share and one-half of one Warrant, each whole Warrant exercisable to purchase one Warrant Share, subject to an adjustment pursuant to the terms of the warrant indenture between us and Computershare Trust Company of Canada (which we refer to as the “Warrant Agent”), anticipated to be executed on or about July 6, 2012 (which we refer to as the “Warrant Indenture”), at an exercise price of $1.85 at any time until 5:00 p.m. (Vancouver Time) on the date that is 18 months following the closing of the Unit Offering (which we refer to as the “Expiry Time”).  The Warrants are subject to acceleration in certain circumstances.  See “Description of the Warrants”. The Unit Offering is made pursuant to an underwriting agreement (which we refer to as the “Underwriting Agreement”) dated June 26, 2012, between us and RBC Dominion Securities Inc. and Haywood Securities Inc. (which we refer to together as the “Co-Lead Underwriters”) and Stifel Nicolaus Canada Inc.  (which we refer to, together with the Co-Lead Underwriters, as the “Underwriters”).  The Unit Offering is expected to close on or about July 6, 2012.

We have granted to the Underwriters an option (which we refer to as the “Over-Allotment Option”) exercisable in whole or in part, to purchase up to an additional 1,762,500 Units (which we refer to as the “Additional Units”) at the offering price per Additional Unit and/or up to an additional 881,250 Warrants (which we refer to as the “Additional Warrants”) for a period of 30 days from and including the closing date of the Unit Offering to cover over-allotments, if any, and for market stabilization purposes.  The Over-Allotment Option may be exercisable by the Underwriters:  (i) to acquire Additional Units at the offering price for Units in the Unit Offering; or (ii) to acquire Additional Warrants at a price of $0.02 per Additional Warrant; or (iii) to acquire any combination of Additional Units and Additional Warrants, so long as the aggregate number of additional common shares underlying Additional Units and Additional Warrants which may be issued under the Over-Allotment Option does not exceed 1,762,500 additional common shares and 881,250 Additional Warrants.  Unless the context otherwise requires, all references to the offering of Warrant Shares herein assumes the exercise of the Over-Allotment Option in full and all references to “Warrants” includes any Additional Warrants issued either as part of Additional Units or separately pursuant to the exercise of the Over-Allotment Option.

We do not intend to list the Warrants on any securities exchange.  The exercise price of the Warrants was determined by negotiation between us and the Co-Lead Underwriters with reference to the prevailing market price of our common shares.

Our outstanding common shares are listed and posted for trading on the TSX Venture Exchange (which we refer to as the “TSX.V”) and the NYSE MKT LLC (which we refer to as the “NYSE MKT”) in each case under the symbol “MDW”.  On July 3, 2012, the closing sale price of our common shares on the TSX.V and NYSE MKT was Cdn$1.48 and $1.56 per share, respectively.  We have applied to the TSX.V and NYSE MKT for the listing of the Offered Shares and the Warrant Shares. Listing of the Offered Shares and the Warrant Shares will be subject to us fulfilling all the listing requirements of the TSX.V and NYSE MKT, respectively.

Investing in the Warrant Shares involves significant risks.  You should carefully read the “Risk Factors” section beginning on page S-19 of this prospectus supplement and the “Risk Factors and Uncertainties” section beginning on page 6 in the accompanying base shelf prospectus dated February 14, 2011, and in the documents incorporated by reference herein and therein.

Neither the United States Securities and Exchange Commission (which we refer to as the “SEC”) nor any state securities commission  has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 5, 2012

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

IMPORTANT NOTICE ABOUT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT	S-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-2

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES	S-3

FINANCIAL INFORMATION AND CURRENCY	S-4

PROSPECTUS SUPPLEMENT SUMMARY	S-5

RISK FACTORS	S-18

USE OF PROCEEDS	S-21

PLAN OF DISTRIBUTION	S-21

DESCRIPTION OF THE WARRANT SHARES	S-22

DESCRIPTION OF THE WARRANTS	S-22

DIVIDEND POLICY	S-24

PRICE RANGE AND TRADING VOLUMES	S-24

DOCUMENTS INCORPORATED BY REFERENCE	S-25

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	S-26

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	S-26

INTEREST OF EXPERTS	S-35

LEGAL MATTERS	S-36

WHERE TO FIND ADDITIONAL INFORMATION	S-36

BASE PROSPECTUS

ABOUT THIS PROSPECTUS	1

SUMMARY	2

RISK FACTORS AND UNCERTAINTIES	6

DOCUMENTS INCORPORATED BY REFERENCE	15

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	16

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES	17

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA	18

USE OF PROCEEDS	18

DESCRIPTION OF COMMON SHARES	18

DESCRIPTION OF WARRANTS	18

DESCRIPTION OF UNITS	30

PLAN OF DISTRIBUTION	21

INTERESTS OF NAMED EXPERTS AND COUNSEL	22

TRANSFER AGENT AND REGISTRAR	22

LEGAL MATTERS	23

EXPERTS	23

WHERE YOU CAN FIND MORE INFORMATION	23

S-i

IMPORTANT NOTICE ABOUT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the  Warrant Shares being offered and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference herein and therein.  The second part is the accompanying base prospectus, which gives more general information, some of which may not be applicable to this offering.  This prospectus supplement is deemed to be incorporated by reference into the accompanying base prospectus solely for purposes of this offering.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus and any free writing prospectus relating to this offering. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying base prospectus, and any free writing prospectus is accurate as of any date other than the date of the document in which such information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.  Information in this prospectus supplement updates and modifies the information in the accompanying base prospectus and information incorporated by reference herein and therein. To the extent that any statement made in this prospectus supplement or any free writing prospectus (unless otherwise specifically indicated therein) differs from those in the accompanying base prospectus, the statements made in the accompanying base prospectus and the information incorporated by reference herein and therein are deemed modified or superseded by the statements made by this prospectus supplement or any free writing prospectus.

This prospectus supplement relates to a registration statement on Form S-3 that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may, from time to time, offer, sell and issue any of the securities or any combination of the securities described in the accompanying base prospectus in one or more offerings. You should read this prospectus supplement, the accompanying base prospectus and any free writing prospectus filed by us together with the information described under the sections entitled, “Where to Find Additional Information” and “Documents Incorporated by Reference” in this prospectus supplement and under the sections entitled, “Where You Can Find More Information” and “Documents Incorporated by Reference” in the accompanying base prospectus, and any additional information you may need to make your investment decision.

Prospective investors should be aware that the acquisition of the Warrant Shares described herein may have tax consequences in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Investors should read the tax discussions in this prospectus supplement under the captions “Certain Canadian Federal Income Tax Considerations” and “Material United States Federal Income Tax Considerations” and should consult their own tax advisor with respect to their own particular circumstances.

We are incorporated under the laws of the Province of British Columbia, Canada. Consequently, it may be difficult for United States investors to effect service of process within the United States upon us, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under the laws of the United States. A judgment of a U.S. court predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter.

Unless stated otherwise or the context otherwise requires, references in this prospectus supplement and the accompanying base prospectus to the “Company,” “Midway,” “we, ” “our” or “us” includes Midway Gold Corp. and each of its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of applicable Canadian and United States securities legislation.  Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future.  These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.  These statements include, but are not limited to, comments regarding:

●	the establishment and estimates of mineral reserves and resources;
●	the grade of mineral reserves and resources;
●	anticipated expenditures and costs in our operations;
●	planned exploration activities and the anticipated outcome of such exploration activities;
●	plans and anticipated timing for obtaining permits and licenses for our properties;
●	anticipated closure costs;
●	expected future financing and its anticipated outcome;
●	anticipated liquidity to meet expected operating costs and capital requirements;
●	estimates of environmental liabilities;
●	our ability to obtain financing to fund our estimated expenditure and capital requirements;
●	factors expected to impact our results of operations; and
●	the expected impact of the adoption of new accounting standards.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

●	risks related to our lack of operating history, which leaves investors with no basis to evaluate our ability to operate profitably;
●	risks related to our history of losses and our requirement for additional financing to fund exploration and, if warranted, development of our properties;
●	risks related to our lack of historical production from our mineral properties;
●	uncertainty and risks related to cost increases for our exploration and, if warranted, development projects;
●	uncertainty and risks related to the effect of a shortage of equipment and supplies on our ability to operate our business;
●	uncertainty and risks related to mining being inherently dangerous and subject to events and conditions beyond our control;
●
uncertainty and risks related to our mineral resource estimates being based on assumptions and interpretations and our properties yielding less mineral production under actual conditions than currently estimated;

●	risks related to changes in mineral resource estimates affecting the economic viability of our projects;
●	risks related to differences in U.S. and Canadian practices for reporting reserves and resources;
●	uncertainty and risks related to our exploration activities on our properties not being commercially successful;
●	uncertainty and risks related to encountering archaeological issues and claims in relation to our properties;
●	risks related to our Tonopah property being in close proximity to a municipal water supply, which may delay our ability to conduct further exploration or development activities;
●	uncertainty and risks related to fluctuations in gold, silver and other metal prices;
●	risks related to our lack of insurance for certain high-risk activities;
●	uncertainty and risks related to our ability to acquire necessary permits and licenses to place our properties into production;
●	risks related to government regulations that could affect our operations and costs;

●	risks related to environmental regulations that may increase our costs of doing business or restrict our operations;
●	uncertainty and risks related to proposed legislation that may significantly affect the mining industry;
●	uncertainty and risks related to pending legislation governing issues involving climate change;
●	uncertainty and risks related to evolving corporate governance standards and public disclosure regulations that increase compliance costs and the risk of non-compliance;
●	risks related to land reclamation requirements on our properties;
●	risks related to competition in the mining industry;
●	risks related to our need for significant additional capital;
●	risks related to our possible entry into joint venture and option agreements on our properties;
●	risks related to our directors and officers having conflicts of interest;
●	risks related to our ability to attract qualified management to meet our expected needs in the future;
●	uncertainty and risks related to currency fluctuations;
●	uncertainty and risks related to title to our properties and our properties being subject to litigation or other claims;
●	risks related to our status as a passive foreign investment company which would likely result in materially adverse U.S. federal income tax consequences for U.S. investors;
●	risks related to our securities;
●	risks related to the listing criteria of the TSX.V and NYSE MKT; and
●	risks related to this offering, including the risk that an investor may lose all of his or her investment.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the section entitled “Risk Factors” in this prospectus supplement, the section entitled “Risk Factors and Uncertainties” in the accompanying base prospectus and the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 9, 2012 and incorporated herein by reference. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

We qualify all the forward-looking statements contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein by the foregoing cautionary statements.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES

The mineral estimates in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the SEC Industry Guide 7 under the United States Securities Act of 1933, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in the prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein contain descriptions of our mineral deposits that may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

FINANCIAL INFORMATION AND CURRENCY

Our financial information contained in the documents incorporated by reference in this prospectus supplement and in the accompanying base prospectus is presented in accordance with generally accepted accounting principles (which we refer to as “GAAP”) in the United States. Our financial information contained in the documents incorporated by reference is presented in Canadian dollars, unless otherwise indicated.

References in this prospectus supplement to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.  On July 4, 2012, the closing exchange rate for a Canadian dollar in terms of the United States dollar, as quoted by the Bank of Canada, was $0.987 = Cdn$1.00.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary provides an overview of certain information about us and may not contain all the information that is important to you.  This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus supplement, the accompanying base prospectus and the documents incorporated herein and therein by reference. You should carefully read this entire prospectus supplement, the accompanying base prospectus and the documents that we incorporate herein and therein by reference before making a decision about whether to invest in the Warrant Shares.

The Company

We are a development stage company engaged in the acquisition, exploration, and, if warranted, development of gold and silver mineral properties in North America. Our mineral properties are located in Nevada and Washington.  The Tonopah (formerly referred to as “Midway”), Spring Valley, Gold Rock and Golden Eagle gold properties are exploratory stage projects and have identified gold mineralization and the Thunder Mountain project is an earlier stage gold and silver exploration project.  Our Pan project is in the early development stage. We are working towards transitioning from a development stage company to a gold production company with plans to advance the Pan gold property located in White Pine County, Nevada through to production by as early as 2014. Prospective purchasers of the  Warrant Shares should read the description of the Company and our business under the heading “Item 1. Business” in the Form 10-K.

Our registered office in Canada is located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8. Our corporate office in the United States is located at Point at Inverness, Suite 280, 8310 South Valley Highway, Englewood, Colorado 80112, telephone (720) 979-0900.

Recent Developments

On May 21, 2012, Mr. Daniel E. Wolfus resigned as our Chairman of the board of directors and Chief Executive Officer ("CEO").  Mr. Kenneth A. Brunk was appointed Chairman and CEO in addition to his present office as our President.

On May 11, 2012, we held our annual general and special meeting whereby our shareholders received our audited financial statements for the fiscal year ended December 31, 2011, together with the auditors’ report thereon, and passed resolutions to: (i) set the number of directors of the Company at five, (ii) elect the directors, (iii) approve executive compensation on an advisory basis, (iv) approve three years as the frequency of holding future advisory votes on executive compensation, (v) ratify the appointment of KPMG LLP as the our auditor for 2012, (vi) approve the renewal of our 2008 stock option plan, and (vii) approve an amendment to our authorized share structure to create a class of preferred shares.

On April 11, 2012, we announced that Barrick Gold Exploration Inc. informed us that it intends to conduct and fund an $11.5 million program at Midway's Spring Valley Project, Pershing County, Nevada, in 2012 that includes both exploration drilling and development work in preparation for an internal pre-feasibility study.  Exploration will be focused on in-fill drilling in the north resource area and expansion drilling of the south target area. The development work will include metallurgical, geotechnical and hydrological studies.

Pan Project

The summary below is a direct extract of the executive summary on pages 1-9 from our technical report entitled “NI 43-101 Technical Report, Feasibility Study for the Pan Gold Project, White Pine County, Nevada” dated effective November 15, 2011 (the “Pan Technical Report”) authored by William J. Crowl, R.G., MMSA, Donald E. Hulse, P.E., Terre A. Lane, MMSA, Donald J. Baker, PhD, MMSA and Jennifer J. Brown, P.G., SME, each of whom is a “qualified person” and “independent” as such terms are defined in National Instrument 43-101 –Standards of Disclosure for Mineral Projects (“NI 43-101”). The summary below is subject to all of the assumptions, qualifications, and procedures set out in the Pan Technical Report and is qualified in its entirety by reference to the full text of the Pan Technical Report.  For full technical details, reference should be made to the complete text of the Pan Technical Report which is incorporated by reference herein and which has been filed with the applicable regulatory authorities and is available under the Company’s profile on SEDAR at www.sedar.com and was furnished to the SEC in a current report on Form 8-K, dated December 23, 2011, available at www.sec.gov.

“Gustavson Associates, LLC (Gustavson) was commissioned by Midway Gold Corp to complete a Feasibility Study for the Pan Gold Project in White Pine County, Nevada, based on the Updated Mineral Resource Estimate dated September 1, 2011. The Feasibility Study is intended to provide a comprehensive technical and economic analysis of the selected development option for the mineral project. This study includes detailed assessments of realistically assumed mining, processing, metallurgical, economic, legal, environmental, social, and other relevant considerations which have successfully demonstrated the economic viability of the project. The purpose of this report is to document the results of the Feasibility Study in compliance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects.

The Pan gold deposit is a sediment-hosted, bulk tonnage Carlin-type gold deposit along the prolific Battle Mountain-Eureka gold trend in east-central Nevada. Midway Gold US Inc (hereafter referred to as MIDWAY) has drilled, sampled, and mapped the Pan deposit since acquiring the project in 2007. MIDWAY completed 61,875 ft of drilling in 162 holes in 2007and 2008, and released an updated mineral resource estimate in December 2009. Gustavson performed an independent audit of the 2009 mineral resource estimate as part of a Preliminary Economic Assessment in 2010, and MIDWAY conducted a 14-hole (5774 ft) diamond core drilling program to obtain additional metallurgical and geotechnical data during the latter half of that same year. Gustavson completed a mineral reserve and mine plan as part of the March 2011 Preliminary Feasibility Study, which included an updated geologic model and mineral resource based on data obtained through February 28, 2011. MIDWAY has since completed an additional 33 holes totaling 27,795 ft.

Property Description and Ownership

The Pan Project is located in White Pine County, Nevada, approximately 22 miles southeast of Eureka and 50 miles west of Ely. The project area consists of 10,373 acres on 550 contiguous, unpatented federal mining claims controlled by MIDWAY. The property is located in the rolling hills of the Pancake Range in the Basin and Range physiographic province. Terrain is gentle to moderate throughout most of the project area, with no major stream drainages. Elevation of the property ranges from 6,400 to 7,500 ft above mean sea level.

At present, no infrastructure or power is in place at the Pan site. A relatively low voltage distribution line crosses the valley floor near a local ranch approximately 5 miles away. A higher voltage transmission line, 69 kV, with capacity suitable for mining and processing operations, is located approximately 14 miles from the project site and six miles north of US 50. Water to support exploration drilling is available from ranch wells approximately 3 miles to the west of the property. Logistical support is available in Eureka, Ely, and Elko, all of which currently support large open pit mining operations. Mining personnel and resources for operations at Pan are expected to be available from Eureka, White Pine, and Elko Counties.

Geology and Mineralization

The geology of the Pan property is dominated by Devonian to Permian carbonate and clastic sedimentary rocks cut by the Pan fault, a steeply west dipping fault that trends north-south. The Pan fault juxtaposes gently west dipping sedimentary units on the west side of the fault with steeply northeast dipping sedimentary units on the east side. Post-mineral Tertiary volcanic rocks nonconformably overlie the faulted Devonian-Permian sedimentary units.

Gold mineralization at Pan occurs in a Carlin-style, epithermal, disseminated, sediment-hosted system. The distribution of the mineralization is controlled by structure, particularly with regard to the development of breccias, and by sedimentary bedding and alteration along unit contacts. Gold deposits within the project area generally occur as elongate bodies associated with structures and dissolution/hydrothermal breccia bodies hosted by the Pilot Shale and, to a lesser extent, the Devils Gate Limestone. Gold deposits also occur in a more tabular fashion within altered and mineralized sedimentary horizons.

Concept and Status of Exploration

MIDWAY’s exploration program includes core and reverse circulation drilling, geologic mapping, geochemical sampling, and geophysical surveys at the Pan property. This comprehensive program has helped to define the geologic occurrence of gold mineralization and identify additional exploration targets on the Pan property. The level of exploration in individual target areas varies from rock and soil sampling with anomalous results to drill holes which reveal anomalous to ore-grade gold values, as determined during the February 2011 Preliminary Feasibility Study. Geochemical and geophysical targets merit additional work, primarily drilling, to test anomalous rock and soil geochemical results. Additional drilling is needed in portions of the deposit to expand and better understand existing drill intercepts.

Mineral Resource Estimate

Gustavson completed an updated mineral resource estimate for the Pan Project in November 2011. As part of that study, Gustavson created a model to estimate the mineral resources at Pan based on data provided by MIDWAY as of September 1, 2011. No new drilling occurred at North Pan and the February 2011 resource model was not modified during the current study. Gold mineralization in Central and South Pan was re-evaluated during the course of this resource update. Drill hole data including collar coordinates, MIDWAY surveys, sample assay intervals, and geologic logs were provided in a secure Microsoft Access database. Surficial geology maps and cross-sections detailing alteration and lithology were also provided in electronic format. The database has been updated to include the additional 33 reverse circulation drill holes completed by MIDWAY in 2011

Gustavson modeled and estimated the mineral resource by constructing geologic, alteration, and mineral domains from the MIDWAY cross sections, and by geostatistically analyzing the drill data to define the parameters required to estimate gold grades in the 3-Dimensional (3D) block model. Leapfrog 3D® geological modeling software was used to create 3D stratigraphic, alteration, and mineral domain solids. MicroModel® software was used to estimate gold grades. MIDWAY defined the structure, stratigraphy, and alteration of the North, Central, and South Pan zones on 1 inch = 50 ft cross-sections spaced 200 feet apart and oriented east to west. Gustavson combined the MIDWAY subsurface interpretations with surface geology to create 3D stratigraphic and alteration models.

A block model was created for the Pan Deposit using blocks that are 20 feet wide, 20 feet long, and 20 feet high. Each of the blocks was assigned attributes of gold grade, mineral resource classification, rock density, tonnage factor, lithology, alteration, and a grade classification. The blocks were then assigned to a domain as appropriate to assist in estimation.

North Pan

All of the domains were estimated in 3 passes and each block was assigned a classification of measured, indicated, or inferred. The resource classification of each block was based on a factor of the average sample distance in an anisotropic direction as established by the second structure range from the variogram model for the domain being estimated. The measured class utilized a ½ ellipsoid variogram search distance. Indicated was set at a full variogram search distance and inferred was set at 2 times the variogram distance. As an additional requirement, Gustavson limited the measured and indicated estimation data to include only the fire assay intervals. Inferred resource was estimated using all available assay data. Ordinary Kriging was used to estimate grade for all domains.

Central and South Pan

All of the domains were estimated by using large search ellipses oriented in the direction of maximum continuity to provide an estimation of the gold grade within every block inside of the grade shells. The resource classification of each block was based on a factor of the closest sample distance in an anisotropic direction as established by the second structure range from the variogram model for the domain being estimated. The measured class utilized a ½ ellipsoid variogram search distance. Indicated resource was set at a full variogram search distance and inferred resource was set at 2 times the variogram distance. Each domain was estimated using a minimum of 5 composites with no more than 4 composites from a single drill hole. A maximum of 12 composites was allowed to better represent the local variability. Ordinary Kriging was used to estimate grade for all domains.

The mineral resource estimate is summarized in Tables 1-1 through 1-4 below. This mineral resource estimate includes all drill data obtained as of September 1, 2011, and has been independently verified by Gustavson.

Mineral Reserve Estimate

The February 2011 Prefeasibility Study demonstrated that the Pan Project is economically viable, and this Feasibility Study has strengthened that conclusion. Based on the results of the Feasibility Study, Measured and Indicated Mineral Reserves within the designed pits are considered Proven and Probable Reserves as defined by the Canadian Institute of Mining, Metallurgy, and Petroleum. The final reserves are reported using a 0.008 Au opt cutoff for the North and Central pits, and a 0.006 Au opt cutoff for the South pit. Cutoffs were chosen to maximize the NPV of the project and do not necessarily represent the minimum economic cutoff. Pit designs are based on geologic criteria provided in the April 2011 Pit Slope Evaluation report produced by Golder Associates. Geologic solids created for each lithological unit were used as a guide during the pit design process. The limestone units were designed with a 50° inter-ramp wall angle assuming pre-split blasting in these units; all other lithological units were designed with a 45° inter-ramp wall angle.

Whittle Optimization

Gustavson generated a series of optimization shells on the South and North resource blocks, ranging from $236/oz to $2,360/oz. Forty six shells were generated separately for the North and South resource areas. Heap leach recoveries of 65% and 85%, for North and South Pan, respectively, were used in the optimization runs. The general parameters were based on preliminary estimates of operating cost, and incorporated recommendations from the April 2011 Pit Slope Evaluation report. Mining costs were estimated to be $1.09/ton of material moved for the pit optimization. Crushing, agglomeration, leaching, general and administration, and gold recovery costs were estimated at $3.71/ton of ore. Only Measured and Indicated Resources were considered in the evaluation; Inferred resources were treated as waste.

Calculation Parameters

The series of pit optimizations were graphed and evaluated to compare cash flows, net present values (NPV’s) and internal rates of return (IRR’s). The final South pit and the North pit optimizations are based on shells at a cost less than the three year trailing average price of $1,200/oz in order to achieve a higher NPV and overall lower cash cost per ounce. The option of mining the entire South Pan pit before the North Pan pit was evaluated during the scheduling process. Although the South Pan pit has a 20% higher recovery factor, mining the South Pan in phases results in a higher IRR by delaying the high strip of the Phase 2 South Pit until the end of the mine life. The option of mining the North pit first was also evaluated, but the higher recovery from the South Pan pit (85%, compared to 65% from North Pan) and shorter estimated leach times render the South pit the more favorable option to mine first.

Cutoff Grade Equations

The mineral reserve estimate for the Pan Project is based on designed open pits with maximized revenues at a gold price of $1,180 per ounce. Cutoff grades of 0.006 Au opt (0.21 gpt) in the South pit and 0.008 Au opt (0.27 gpt) in the North & Central pits provide the highest NPV for the project.

Mineral Reserve Estimate

Using the NI 43-101 Updated Mineral Resource Estimate filed in November 2011, Proven and Probable Reserves of 53,254,000 tons at a grade of 0.016 opt are contained in the mineral resource at Pan. A total of 864,000 oz of gold are contained in the Pan Project mineral reserves.

Estimated mineral reserves for the Pan Project are presented in Table 1-5.

Table 1-5 Pan Project Mineral Reserves Estimate

North and Central Pan	Tons	Gold	
Cutoff Grade: 0.008 opt / 0.274 g/tonnes	(x 1000)	opt	ounces (x 1000)
North Pan			
Proven Reserves	12,625	0.018	223.30
Probable Reserves	10,993	0.015	162.66
Proven & Probable Reserves	23,618	0.016	385.95
Inferred within Designed Pit	351	0.012	4.29
Waste within Designed Pit	27,823		
Total tons within Designed Pit	51,791		
Central Pan			
Proven Reserves	1,799	0.015	27.78
Probable Reserves	1,125	0.013	15.00
Proven & Probable Reserves	2,924	0.015	42.78
Inferred within Designed Pit	75	0.010	0.77
Waste within Designed Pit	5,387		
Total tons within Designed Pit	8,386		
Sub Total - North + Central			
Proven Reserves	14,423	0.017	251.08
Probable Reserves	12,119	0.015	177.66
Proven & Probable Reserves	26,542	0.016	428.74
Inferred within Designed Pit	426	0.012	5.06
Waste within Designed Pit	33,210		
Total tons within Designed Pit	60,177

Conclusions and Recommendations

As a result of the work done as part of and resulting from the Feasibility Study, Gustavson concludes:

●	The Pan deposit now contains over 1.1 million ounces of gold in Measured and Indicated Mineral Resource categories using a 0.004 opt cutoff.

●	There continues to be good potential for the discovery of additional Mineral Resources at Pan.

●	There is a proven and probable Mineral Reserve of 53,254,000 tons, containing 864,000 ounces of gold.

●	The Pan project is an economic mining project generating approximately $122 million net present value, and an internal rate of return of 32.4% at a gold price of $1,200.

Based on the results of this Feasibility Study, Gustavson recommends:

●	Continuation of drilling to fill-in areas that are promising development areas, specifically between the North and South pits. MIDWAY is planning on $1.5 million in drilling for the next two years.

●	Finalization of engineering for infrastructure, buildings, mining, and site facilities. This is currently estimated at $0.86 million (included in capital costs in the Feasibility Study)

●	Support for the EIS and permitting, estimated to be $0.4 million over the next 2 years.

●	Construction of the access road which is estimated at $1.7 million.

●	Drilling and testing of a water well, estimated at $0.1 million.

●	Purchase of long-lead equipment estimated at approximately $2.0 million.”

Gold Rock Project

The summary below is a direct extract of the executive summary on pages 1-6 from our technical report entitled “NI 43-101 Technical Report on Resources Gold Rock Project, White Pine County, Nevada” dated effective February 29, 2012, (the “Gold Rock Technical Report”) authored by William J. Crowl, R.G., MMSA, Donald E. Hulse, P.E., SME and  Donald J. Baker, PhD, MMSA, each of whom is a “qualified person” and “independent” as such terms are defined in NI 43-101. The summary below is subject to all of the assumptions, qualifications, and procedures set out in the Gold Rock Technical Report and is qualified in its entirety by reference to the full text of the Gold Rock Technical Report.  For full technical details, reference should be made to the complete text of the Gold Rock Technical Report which is incorporated by reference herein and which has been filed with the applicable regulatory authorities and is available under the Company’s profile on SEDAR at www.sedar.com and was furnished to the SEC in a current report on Form 8-K, dated April 10, 2012, available at www.sec.gov.

“Midway Gold Corp., through its wholly owned subsidiary, Midway Gold US Inc. (collectively MGUS) retained Gustavson Associates, LLC (Gustavson) to prepare a Mineral Resource estimate for the Gold Rock Project in White Pine County, Nevada in compliance with Canadian National Instrument 43-101 (NI 43-101) Standards of Disclosure for Mineral Projects and Canadian Institute of Mining, Metallurgy and Petroleum ‘Best Practices and Reporting Guidelines’.

Property Description, Location and History

Midway Gold US Inc. (MGUS), a wholly-owned subsidiary of the Midway Gold Corp., has conducted exploration drilling, sampling, mapping, and geophysics since acquiring the project in 2007.

The Gold Rock gold deposit (formerly known as Easy Junior) is a bulk tonnage epithermal gold deposit found in Devonian-Mississippian limestone, shale, and sandstone. These rock types are exposed in a series of north-trending ridges that represent stacked, easterly-directed thrust sheets and low amplitude, open to tight folds.

The Gold Rock property encompasses approximately 19 square miles (4,910 hectares) of the Battle Mountain-Eureka gold trend on the eastern side of the Pancake Range in east-central Nevada. The Gold Rock Project site is located approximately 30 miles southeast of the town of Eureka in White Pine County. Access to the Gold Rock Project site is provided by Green Springs road, an unpaved county road that intersects US Highway 50 approximately 30 miles southeast of Eureka, Nevada. It is approximately 16.5 miles, via road, from US 50 to the Gold Rock property.

The Gold Rock property has a long history of exploration and development, initiated in 1979 under Earth Resources, Inc. Earth Resources, Inc. was acquired by Houston Oil & Gas, which was in turn acquired by Tenneco in 1986. Echo Bay Mines acquired Tenneco in 1986 and thereafter discovered the Easy Junior gold deposit the same year. Alta Gold and Echo Bay formed the Alta Bay joint venture in 1988, with Alta Gold the operator. Open pit mining at Easy Junior was initiated in 1989, with production suspended in 1990 due to low gold prices. Alta Gold acquired the Echo Bay interest in the project in 1992 and initiated re-engineering of the project. Mining under Alta Gold re-started in June 1993 and was concluded in August 1994. Heap leach production continued into 1996. Alta Gold filed for bankruptcy in 1998. MGUS, through its acquisition of Pan-Nevada in 2007, and through additional property leases and claim staking, acquired control of the project in 2007.

Geology and Mineralization

The Gold Rock property is located on the east flank of the northern portion of the Pancake Range in east-central Nevada. This lobe of the Pancake Range is underlain by Devonian and Carboniferous carbonate and clastic sedimentary rocks which form the core of the range, and are exposed in bedrock outcrop in the area of the Gold Rock Project site. Although intrusive rocks are present regionally, no intrusive rocks have been mapped on the Gold Rock property. Devonian – Mississippian sedimentary bedrock geology in the vicinity of the Gold Rock Project area is locally nonconformably capped by post-mineral Tertiary volcanic rocks.

The Devonian through Mississippian limestone, shale, and sandstone units are exposed in a series of north-trending ridges that represent stacked, easterly-directed thrust sheets and low amplitude, open to tight folds. Gold mineralization is interpreted to postdate thrusting and folding. Bedrock geology is partially obscured by alluvial and colluvial gravels. Gold mineralization is preferentially hosted in the Mississippian upper Joana Limestone and lower Chainman Shale, especially in areas of tight anticlinal folding (Easy Junior Mine). Jasperoid with anomalous trace elements and locally anomalous gold occur throughout the Gold Rock Property at approximately this same stratigraphic level.

On the Gold Rock property, the primary gold feeder structure is presumed to be a steeply-dipping reverse fault reactivated with extensional dip-slip. This fault is present along the axial surface of the anticline that extends from Meridian Flats through the Easy Junior pit. Mineralization is focused where the steep feeder structure intercepts the Joana Limestone in the core of this anticline, and appears restricted to the Joana Limestone and the base of the overlying Chainman shale.

The Easy Junior deposit on the Gold Rock property is a Carlin-style, sediment-hosted, disseminated gold deposit hosted within the previously discussed Mississippian sedimentary units. Gold particles occur as micron size to sub-micron size disseminations. Free, coarse gold is not common in these types of deposits, and has not been observed at Gold Rock. Source and age of mineralization are uncertain at this time.

Alteration at Gold Rock is typical of Carlin systems in Nevada. Alteration styles include silicification, argillization, decalcification, and oxidation. Silicification occurs as zones of moderate to strong silica flooding along bedding and structures. Strong or complete replacement is commonly referred to as jasperoid by field workers. Silica alteration is found primarily in the Joana Limestone, with only minor small zones identified in shale units. Within the Gold Rock deposit, jasperoid within the Joana Limestone carries significant amounts of gold. In surface outcrops, Joana-hosted jasperoid occurs along strike both north and south of the deposit and is often found in association with anomalous gold values.

Clay alteration is generally associated with hydrothermal alteration of minerals. Clay along faults and bedding is common. Within limestones and calcareous shales, argillization is often accompanied by decalcification of the host rock. Black carbonaceous accumulations occur locally along the margins of gold mineralization zones. Oxidation is prevalent throughout the deposit, resulting in the formation of iron oxides (hematite and limonite).

The mineralization along the anticline that hosts the mineralization at Gold Rock extends along strike to the south of the open pit of the Easy Junior Mine over 6,000 feet through the Meridian Flats prospect area. To the north of the Easy Junior open pit, the mineralization along the apex of the anticline was followed over 1,000 feet, but post-mineral faulting drops the Joana Limestone below the extent of the drilling, and therefore remains untested.

Status of Exploration

MGUS has secured and compiled historic project drilling results for 673 drill holes – primarily shallow, vertical reverse circulation holes, as well as 1,790 blast holes within the Easy Junior open pit. Historic soil grid and rock chip results are also compiled.

Since acquiring the Gold Rock Project in 2007, MGUS has completed additional geochemistry on 750 additional soil samples collected which add to the scope and magnitude of the regional sampling grid, and has collected and analyzed an additional 141 rock chip samples. Ground magnetic and gravity surveys have also been conducted over portions of the Property. In 2008, MGUS completed 11 reverse circulation holes in the Anchor Roc prospect at the southeast end of the property. Historic drilling in this area by Nevada Resources yielded a reported intercept of 120 feet of 0.014 opt gold. The best intercept encountered by MGUS was 85 feet at 0.014 opt gold. Results of this exploration by MGUS have not been reviewed and documented in detail by Gustavson, since this report is dedicated toward reviewing the historic data developed at and in the vicinity of the Easy Junior open pit for purposes of evaluating mineral resources. In 2011, MGUS completed a 31 drill hole program in the vicinity of the Easy Junior open pit and Meridian Flats areas, consisting of 25 reverse circulation holes (21,000 feet) and 6 diamond drill core holes (5,260 feet). This program was designed to confirm the geology and mineralization defined by historic drilling as well as to expand mineralization in areas with known historic intercepts.

Mineral Resource Estimate

A review of the assay and geologic drill hole data and MGUS database was conducted during the process of preparing this report. The review shows that the data is traceable to the original assay certificates of Echo Bay, Tenneco, Santa Fe Minerals, Inc. and Houston Oil and Gas. Assay certificates issued to Alta Gold, the operator of the Easy Junior mine and the Alta Bay joint venture with Echo Bay, were generated by the various mine laboratories that they operated (Illipah, Easy Junior, Ward and Robinson labs).

The Gold Rock mineral resource estimate is summarized below in Table 1-1. The resource estimate includes all drill data obtained and verified as of February, 2012. The summary below presents the Gold Rock resource at FOUR different cutoff grades.

Conclusions and Recommendations

The Gold Rock deposit, formally known as Easy Junior, contains a substantial gold resource that warrants additional exploration and evaluation. The mineralization system is strong, with a known strike length of over 8,000 feet. The lithology, alteration, and mineralization of the Gold Rock deposit are similar to other sediment-hosted Carlin-type systems such as Alligator Ridge, Bald Mountain, Rain, and MGUS’ Pan Project. A portion of the Gold Rock deposit has been explored and mined, but drilling outside that area is very widely spaced, shallow and locally intercepts anomalous gold mineralization. Historic exploration has not cut off mineralization in any direction.

Gustavson has reviewed the historic information on the project and has verified drill hole locations, down-hole geology as compiled in geologic logs, and gold assays based on original assay certificates. Cross validation of the historic drill assay results was accomplished using a partially documented historic check assay program, twin drill holes and comparison with the geologic and assay results of recent drilling by MGUS in 2011. Certain assay types, specifically

S-5

neutron activation analyses, were not considered comparable to the historic fire assays and have been excluded from the database for purposes of generation of the resource estimate contained in this report. Fire assay results from the Ward laboratory were determined as biased toward higher gold values and were also excluded from the database for the purposes of this report. CN AA analysis results were included in the database for assay intervals not also assayed by fire assay at the Robinson laboratory. The CN AA results, on average, understate gold values as compared with fire assay results, but are believed to represent a conservative component to the estimate of gold grade. It is the opinion of Gustavson that the historic and MGUS assay data used in the database are of sufficient high quality to support the generation of indicated and inferred mineral resource estimates reported herein.

Gustavson recommends the following:

●
That MGUS continue a program of validation and verification of the historic drill hole assay database through an ongoing twin hole program primarily targeting historic drill holes assayed by the Robinson and Ward laboratories. This will enable MGUS to assess potential zones of additional gold mineralization that were previously only analyzed by CN AA.

●	A detailed 3-dimensional alteration model should be created to aide in the delineation of the mineralization in shale units in contact with the fault zone and/or Joana Limestone.

●
Continued drilling is recommended on an in-fill basis and to expand knowledge of potential mineralization beyond the limits of current drill patterns to potentially enable conversion of inferred resources to higher confidence categories, and to build the global inventory of gold resources.

●	A sufficient amount of specific gravity measurements should be collected on the individual lithologies and alteration types identified on the property.

●
A metallurgical program should be designed and implemented, targeting the well-known lithologic and alteration types, to characterize the potential range in ore types and to assess process type and metallurgical recoveries.

●	Baseline environmental studies should be initiated on a timeline compatible with MGUS corporate objectives and planning.

●
There is a significant amount of information in the files including historical metallurgy, geotechnical data, hydrology, and other environmental information. This data should be reviewed as a tool for planning the future needs of a new mining program.

●	The surface geology and alteration mapping should be completed and all the historical and modern data compiled as a tool for locating additional drill targets on the property.

Gustavson considers the estimated budget of $3,200,000 to be sufficient for the designed program of continued historic data verification and in-fill, resource conversion to higher confidence levels, and initial metallurgical and environmental work to position the project for advancement to the pre-feasibility/feasibility level. Drilling is recommended to focus on a continued twin hole program with historic holes assayed by CN AA methods, in-fill drilling to move resources to a higher confidence level, and step-out drilling to potentially expand resources. The program should target the Resource Area outlined in this report; specifically the north and south extensions of the anticlinal trend from the Easy Junior open pit, the Meridian Flats area, and the down-dip projections of the limbs of the anticline and adjacent parallel structures. Holes should also be drilled to obtain samples for metallurgical testing to establish the potential process type and metallurgical recoveries of gold.”

Further Information

Prospective purchasers of Warrant Shares should read the description of our business under the section entitled “Summary – The Company” in the accompanying base prospectus and under the sections entitled “Item 1. Description of Business” and “Item 2. Description of Properties” in our annual report on Form 10-K for the year ended December 31, 2011, incorporated herein by reference, see “Documents Incorporated by Reference” below.

The Offering

The following is a brief summary of certain terms of this offering and is not intended to be complete. It does not contain all of the information that will be important to a holder of the Warrant Shares. For a more complete description of the Warrant Shares, see the section entitled “Description of Warrant Shares” in this Prospectus Supplement.

Offering:
Up to 6,756,250 Warrant Shares issuable upon exercise of Warrants.
Each whole Warrant entitles the holder to purchase one Warrant Share, subject to adjustment pursuant to the terms of the Warrant Indenture, for a period of 18 months after the closing of the Unit Offering at a price of $1.85.
In the event that our common shares trade in the United States at a closing price greater than $2.10 per share for a period of 20 consecutive trading days on the NYSE MKT at any time following the closing of the Unit Offering, we may accelerate the Expiry time of the Warrants to a date 30 days after giving notice to the holders of the Warrants.

Amount:	$12,499,062.50
Price to the Public:	$1.85 per Warrant Share
Use of Proceeds:
The net proceeds of the Warrants will be used for general working capital purposes. Any amounts for general working capital remain unallocated and will be expended at the discretion of our management. See the section entitled “Use of Proceeds.”

Risk Factors:
Investing in the Warrant Shares involves risks that are described in the “Risk Factors” section beginning on page S-18 of this prospectus supplement and on page 6 of the accompanying base prospectus and, to the extent applicable, the “Risk Factors” sections of our annual reports on Form 10-K and our quarterly reports on Form 10-Q as filed with the SEC and Canadian securities authorities.

Tax Considerations:
Purchasing the Warrant Shares may have tax consequences in the United States and Canada. This prospectus supplement and the accompanying prospectus may not describe these consequences fully. Investors should read the tax discussions in this prospectus supplement and consult with their tax advisor. See the sections entitled “Certain Canadian Federal Income Tax Considerations” and “Material United States Federal Income Tax Considerations” in this prospectus supplement.

Stock Exchanges:
Our common shares are listed for trading on the TSX.V and NYSE MKT, in each case under the symbol “MDW”.
We have not applied to list the Warrants.  There is no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants.

RISK FACTORS

Investing in the Warrant Shares involves a high degree of risk. Prospective investors should carefully consider the following risks, as well as the other information contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein before investing in the Warrant Shares. If any of the following risks actually occurs, our business could be harmed. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those of which we are currently unaware or those that are deemed immaterial, may also adversely affect our business, financial condition, cash flows, prospects and the price of our common shares.

The following is a short description of the risks and uncertainties which are more fully described under the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 9, 2012 and incorporated by reference in this prospectus supplement (see the section entitled “Documents Incorporated by Reference” in this prospectus supplement):
●	Since we have no operating history, investors have no basis to evaluate our ability to operate profitably;

●	We have a history of losses and will require additional financing to fund exploration and, if warranted, development;

●	Increased costs could affect our financial condition;

●	A shortage of equipment and supplies could adversely affect our ability to operate our business;

●	Mining and resource exploration is inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business and plans;

●	The figures for our resources are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated;

●	Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property's return on capital;

●	There are differences in U.S. and Canadian practices for reporting reserves and resources;

●	Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop the property and our investments in exploration;

●
We may encounter archaeological issues and claims relating to our Tonopah and Pan properties, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted;

●
Our Tonopah property is in close proximity to a municipal water supply, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted;

●	Changes in the market price of gold, silver and other metals, which in the past has fluctuated widely, will affect the profitability of our operations and financial condition;

●	We do not maintain insurance with respect to certain high-risk activities, which exposes us to significant risk of loss;

●	We may not be able to obtain all required permits and licenses to place any of our properties into production;

●	We are subject to significant governmental regulations, which affect our operations and costs of conducting our business;

●	Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations;

●	Legislation has been proposed that would significantly affect the mining industry;

●	Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business;

●
Our business is subject to evolving corporate governance and public disclosure regulations that have increased both our compliance costs and the risk of noncompliance, which could have an adverse effect on our stock price;

●	Land reclamation requirements for our properties may be burdensome and expensive;

●	Competition in the mining industry is intense, and we have limited financial and personnel resources with which to compete;

●	We will require significant additional capital to fund our business plan;

●	Joint ventures and other partnerships may expose us to risks;

●	Our directors and officers may have conflicts of interest as a result of their relationships with other companies;

●
We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition;

●	Our results of operations could be affected by currency fluctuations;

●	Title to our properties may be subject to other claims, which could affect our property rights and claims;

●	Our properties and operations may be subject to litigation or other claims;

●	We do not currently intend to pay cash dividends;

●	The market for our common shares has been volatile in the past, and may be subject to fluctuations in the future;

●	We have never paid dividends on our common shares;

●	We are subject to the continued listing criteria of the NYSE MKT and the TSX.V and our failure to satisfy these criteria may result in delisting of our common shares; and

●	If we raise additional funding through equity financings, then our current shareholders will suffer dilution.

Additional Risks Related to the Company and this Offering

We believe that we may be a “passive foreign investment company” for the current taxable year which would likely result in materially adverse United States federal income tax consequences for United States investors.

We generally will be designated as a “passive foreign investment company” under the meaning of Section 1297 of the United States Internal Revenue Code of 1986, as amended (a “PFIC”) if, for a tax year, (a) 75% or more of our gross income for such year is “passive income” (generally, dividends, interest, rents, royalties, and gains from the disposition of assets producing passive income) or (b) if at least 50% or more of the value of our assets produce, or are held for the production of, passive income, based on the quarterly average of the far market value of such assets.  United States shareholders should be aware that we believe that we were classified as a PFIC during our tax year ended December 31, 2011, and based on current business plans and financial expectations, believe that we may be a PFIC for the current and future taxable years.  If we are a PFIC for any taxable year during which a United States person holds our  Offered Shares and Warrants, it would likely result in materially adverse United States federal income tax consequences for such United States person which are described under “Material United States Federal Income Tax Considerations.” The potential consequences include, but are not limited to, recharacterization of gain from the sale of the  Offered Shares and Warrants as ordinary income and the imposition of an interest charge on such gain and on certain distributions received on the  Offered Shares and Warrants.  Certain elections may be available under U.S. tax rules to mitigate some of the adverse consequences of holding shares in a PFIC.  One of these elections is the “qualified electing fund election,” defined and discussed below under “Material United States Federal Income Tax Considerations.”  We will make available to U.S. Holders, upon their written request, timely and accurate information as to our status as a PFIC and the status as a PFIC of any subsidiary in which we own more than 50% of such subsidiary’s total aggregate voting power.  Additionally, for each year in which we are a PFIC, upon written request of a U.S. Holder, we will provide to a U.S. Holder all information and documentation that a U.S. Holder making a QEF Election with respect to the Company and such more than 50% owned Subsidiary PFICs (as that term is defined under “Material United States Federal Income Tax Considerations”) is required to obtain for U.S. federal income tax purposes.  We may elect to provide such information on our website (www.midwaygold.com).  This paragraph is qualified in its entirety by the discussion below under the heading “Material United States Federal Income Tax Considerations.”  The PFIC rules are extremely complex and a U.S. investor purchasing and/or holding the Offered Shares and Warrants is encouraged to consult a tax advisor regarding the PFIC rules and the United States federal income tax consequences of the acquisition, ownership, and disposition of the Offered Shares and Warrants.

Loss of Entire Investment.

An investment in the Warrant Shares is speculative and may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high risk investments and who can afford to lose their entire investment should consider an investment in the Warrant Shares.

Negative Cash Flow.

We are a development stage company, have sustained operating losses during recent fiscal years and currently have negative cash flow.  We had working capital of approximately $9,500,502 and negative cash flow from operating activities of approximately $14,045,550 as at and for the year ended December 31, 2011 and working capital of approximately $5,814,118 and negative cash from operating activities of approximately $2,385,591 as at and for the three-month period ended March 31, 2012.  We expect to continue to sustain operating losses in the future until we generate revenue from the commercial production of our mineral properties. There is no guarantee that we will ever be profitable.  In addition to the proceeds of the offering, we will require additional financing in order to meet our objectives and milestones in relation to the development and production at the Pan property. See “Need for Additional Financing” below.

Price Volatility.

Securities markets have a high level of price volatility, and the stock prices of many companies have experienced wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. Factors unrelated to our financial performance or prospects include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries.  As a result of any of these factors, our stock price at any given point in time may not accurately reflect our long term value.

Uncertainty of Acquiring Necessary Permits and Compliance with Terms.

Our current and anticipated future operations, including further exploration, development and commencement of production on our mineral properties, require permits from various United States federal, state and local governmental authorities. In particular, various additional permits are required by us in order to develop our Pan property and place it into commercial production which is anticipated to occur as early as 2014. There is no assurance that we will obtain these permits. Obtaining or renewing governmental permits is a complex and time-consuming process. The duration and success of efforts to obtain and renew permits are contingent upon many variables not within our control. We cannot provide assurance that all permits that we require for our operations, including for further exploration, development and production, will be obtainable or renewable on reasonable terms, or at all.  Delays or a failure to obtain such required permits, or the expiry, revocation, non-renewal or failure to comply with the terms of existing permits, would adversely affect our business.

Use of Proceeds.

We currently intend to allocate the net proceeds received from this offering as described under “Use of Proceeds”.  However, management will have discretion in the actual application of the net proceeds, and may elect to allocate net proceeds differently from that described under “Use of Proceeds” if management believes it would be in our best interests to do so. Furthermore, as at the date of hereof, we have no definitive plans for the expenditure of certain net proceeds of the offering and there can be no assurance as to how such funds may be expended.  Certain of the net proceeds of the offering, including general working capital, are currently unallocated and as such may be expended at the discretion of management of the Company.  Accordingly, although such allocations are based on the current expectation of our management, there may be circumstances where, for business reasons, a reallocation of funds may be necessary, as may be determined at our discretion. Our shareholders may not agree with the manner in which management chooses to allocate and spend the net proceeds.  The failure by our management to apply these funds effectively could have a material adverse effect on our business.

Need for Additional Financing.

We will require additional financing in order to explore, develop and place our mineral properties into production. There can be no assurance that we will be able to obtain necessary financing in a timely manner or on acceptable terms, if at all.  In particular, we will require significant additional capital in order to develop our Pan property and place it into commercial production which is anticipated to occur as early as 2014 and to fund our operating costs. We currently have no revenues from operations and is currently wholly reliant upon external financing to fund all of our capital requirements. We will require additional financing from external sources to meet such requirements. If additional financing is raised through the issuance of our equity or convertible debt securities, the interests of  our shareholders in our net assets may be diluted. Any failure by us to obtain required financing on acceptable terms could have a material adverse effect on the our financial condition, results of operations and liquidity.

Dilution.

We will require additional funds in respect of the further exploration and development of our properties.  If we raise funds by issuing additional equity securities, especially at prices lower than the price of the Warrant Shares offered under this prospectus supplement, such financing will dilute the equity interests of our current shareholders, including purchasers who acquire Offered Shares pursuant to this prospectus supplement.

Liquidity of the Warrants.

There is no market through which the Warrants may be sold.  It is not possible to predict the price at which the Warrants will trade in the secondary market or whether such market will be liquid or illiquid. To the extent Warrants are exercised, the number of Warrants of outstanding will decrease, resulting in a diminished liquidity for the remaining Warrants. A decrease in the liquidity of the Warrants may cause, in turn, an increase in the volatility associated with the price of the Warrants. To the extent that the Warrants become illiquid, an investor may have to exercise such Warrants to realise value.

USE OF PROCEEDS

From time to time, when Warrants are exercised, we will receive proceeds equal to the aggregate exercise price of such Warrants.  Assuming that all of the Warrants are exercised prior to the Expiry Time and that no adjustments as set forth in the Warrant Indenture(as defined herein) have taken place, the gross proceeds to us will be approximately $12,499,062.50.  The net proceeds to us from the exercise of the Warrants will be used for general working capital purposes.  Any amounts for general working capital remain unallocated and will be expended at the discretion of our management.  See “Risk Factors”.

Although we intend to use the net proceeds from this offering for the purposes set forth above, we reserve the right to use such net proceeds for other purposes to the extent that circumstances, including unforeseen events, the outcome of further studies and results obtained from our mineral exploration and other sound business reasons, make such use necessary or prudent. See “Risk Factors”.

For the fiscal year ended December 31, 2011, we had negative operating cash flow as we were an exploration stage company, and now, since the beginning of this fiscal year, are a development stage company, and thus have no operating revenue; consequently, we will continue to have negative operating cash flow for the foreseeable future.  Accordingly, the proceeds of the offering will be used to fund the proposed expenditures as set out above and together with existing cash resources will be utilized to fund ongoing exploration activities. Additional funds will be required to fund ongoing exploration activities in the future. See “Risk Factors”.

PLAN OF DISTRIBUTION

This prospectus supplement relates to the offering of (i) up to 5,875,000 Warrant Shares issuable from time to time, upon the exercise of 5,875,000 of Warrants expected to be issued by us on or about July 6, 2012, as part of the Unit Offering, (ii) up to an additional 881,250 Warrant Shares issuable upon exercise of up to 881,250 additional Warrants issuable upon exercise of the Over-Allotment Option granted to the Underwriters as part of the Unit Offering, and (iii) such indeterminate number of additional Warrant Shares that may be issuable by reason of the anti-dilution provisions contained in the Warrant Indenture governing the Warrants expected to be issued by us on or about July 6, 2012, as part of the Unit Offering. Each Warrant entitles the holder to purchase one Warrant Share, subject to adjustments as set forth in the Warrant Indenture, for a period of 18 months after the closing of the Unit Offering at a price of $1.85.  In the event that our common shares trade in the United States at a closing price greater than $2.10 per share for a period of 20 consecutive trading days on the NYSE MKT at any time following the closing of the Unit Offering, we may accelerate the Expiry Time of the Warrants to a date 30 days after giving notice to the holders of the Warrants.  See section entitled “Description of Warrants” in this prospectus supplement.

On June 27, 2012, we filed the Unit Supplement with the SEC relating to the offering by us to the public in Canada and the United States of up to 11,750,000 Units, each Unit consisting of one common share and one-half of one Warrant. In connection with the Unit Offering, we entered into the Underwriting Agreement dated June 26, 2012 with the Underwriters, pursuant to which we agreed to sell and the Underwriters agreed to purchase no less than 11,750,000 Units, at a price of $1.28 per Unit. The Unit Offering is expected to be completed on or about July 6, 2012. The exercise price of the Warrants was determined by  arm’s length negotiation between us and the Co-Lead Underwriters.

The Warrant Shares to which this prospectus supplement relates will be sold directly by the Company to holders of Warrants on the exercise of such Warrants. No underwriters, dealers or agents will be involved in these sales.

DESCRIPTION OF THE WARRANT SHARES

The Warrant Shares will have all of the characteristics, rights and restrictions of our common shares. We are authorized to issue an unlimited number of common shares, without par value, of which 115,560,568 are issued and outstanding as at the date of this prospectus supplement.  After completion of the Unit Offering, we will have 127,310,568 common shares issued and outstanding, assuming no exercise of the Warrants or the Over-Allotment Option.  Holders of our common shares are entitled to one vote per common share at all meetings of shareholders, to receive dividends as and when declared by our  board of directors of and to receive a pro rata share of our assets available for distribution to the shareholders in the event that we the liquidate, dissolve or wind-up. There are no pre-emptive, conversion or redemption rights attached to our common shares.

DESCRIPTION OF THE WARRANTS

The Warrants will be created and issued pursuant to, and governed by, the terms of the Warrant Indenture between us and the Warrant Agent, to be entered into and dated as of the Closing Date. The following summary of certain provisions of the Warrant Indenture does not purport to be complete and is subject in its entirety to the detailed provisions of the Warrant Indenture.  Reference is made to the Warrant Indenture for the full text of the attributes of the Warrants, which we will file on SEDAR under our profile at www.sedar.com and filed with the SEC on a Form 8-K following the closing of this offering. We have appointed the principal transfer offices of the Warrant Agent in Vancouver, British Columbia as the location at which Warrants may be surrendered for exercise or transfer.

Each whole Warrant will entitle the holder to purchase one Warrant Share at a price of $1.85. The exercise price and the number of Warrant Shares issuable upon exercise are both subject to adjustment in certain circumstances as more fully described below.  The Warrants will be exercisable at any time prior to 5:00 p.m. (Vancouver time) on that date which is 18 months after the Closing Date, after which time the Warrants will expire and become null and void. The exercise price for the Warrants is payable in United States dollars.  The Warrant Indenture provides that, subject to compliance with applicable securities legislation and approval of applicable regulatory authorities, we will be entitled to purchase in the market, by private contract or otherwise, all or any of the Warrants then outstanding, and any Warrants so purchased will be cancelled.

We can accelerate the Expiry Time of the Warrants to a date 30 days after giving notice to the Warrantholders if our  common shares trade at a closing price of greater than $2.10 per share for a period of 20 consecutive trading days on the NYSE MKT.

The Warrant Indenture will provide for adjustment in the number of Warrant Shares issuable upon the exercise of the Warrants and/or the exercise price per Warrant Share upon the occurrence of certain events, including: (i) the issuance of our common shares or securities exchangeable for or convertible into our common shares to all or substantially all of the holders of our common shares as a stock dividend or other distribution (other than a distribution of our common shares upon the exercise of Warrants);  (ii) the subdivision, redivision or change of our common shares into a greater number of shares; (iii) the reduction, combination or consolidation of our common shares into a lesser number of shares; (iv) the issuance to all or substantially all of the holders of our common shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase our common shares, or securities exchangeable for or convertible into our common shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the current market price, as defined in the Warrant Indenture, for our common shares on such record date; and (v) the issuance or distribution to all or substantially all of the holders of the common shares of shares of any class other than our common shares, rights, options or warrants to acquire our common shares or securities exchangeable or convertible into our common shares, of evidences of indebtedness, or any property or other assets.

The Warrant Indenture will also provide for adjustment in the class and/or number of securities issuable upon the exercise of the Warrants and/or exercise price in the event of the following additional events: (1) reclassifications of our common shares or a capital reorganization of the Company (other than as described in clauses (i) to (iii) above; (2) consolidations, amalgamations, arrangements or mergers of the Company with or into another entity; or (3) the transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or other entity.

No adjustment in the exercise price or the number of Warrant Shares purchasable upon the exercise of the Warrants will be required to be made unless the cumulative effect of such adjustment or adjustments would change the exercise price by at least 1% or the number of Warrant Shares purchasable upon exercise by at least one one-hundredth of a Warrant Share.  Furthermore, no adjustment will be made in the right to acquire our common shares attached to the Warrants if an issue of our common shares is being made in connection with a share incentive plan for the benefit of directors, officers, employees, consultants or our other service providers, or the satisfaction of existing instruments issued as of the date of the Warrant Indenture.

We will also covenant in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to holders of Warrants of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Warrant Shares issuable upon exercise of the Warrants, at least 14 days prior to the record date or effective date, as the case may be, of such event.

No fractional Warrant Shares will be issued or otherwise provided pursuant to the Warrant Indenture. The Warrants may only be exercised in a sufficient number to acquire whole numbers of our common shares and no cash or other consideration will be paid in lieu of fractional shares. Holders of Warrants will not have any voting or pre-emptive rights, redemption or any other rights which holders of our common shares have.

The Warrant Indenture also provides that we will use our reasonable best efforts to maintain the registration statement or another registration statement relating to the Warrant Shares effective until the earlier of the expiration date of the Warrants and the date on which no Warrants remain outstanding (provided, however, that nothing shall prevent our amalgamation, arrangement, merger or sale, including any take-over bid, and any associated delisting or deregistration or ceasing to be a reporting issuer, provided that, so long as the Warrants are still outstanding and represent a right to acquire securities of the acquiring company, the acquiring company shall assume our obligations under the Warrant Indenture). If no such registration statement is effective, no person holding Warrants will be permitted to exercise Warrants, unless an exemption from the registration requirements of the Securities Act is available. During any such period, any person holding Warrants may give notice of their desire to exercise the Warrants, at which time we will permit the cashless exercise of the Warrants and issue such number of Warrant Shares calculated pursuant to the provisions of the Warrant Indenture, provided that such Warrant Shares shall not be subject to any transfer restrictions in the United States or Canada.  If no such registration statement is effective, we will notify the Warrant Agent in accordance with the provisions of the Warrant Indenture.

From time to time we, along with the Warrant Agent, without the consent of the holders of Warrants, may amend or supplement the Warrant Indenture for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder of Warrants. Any amendment, modification, arrangement or supplement to the Warrant Indenture that adversely affects the interests of the holders of the Warrants may only be made by “extraordinary resolution”, which is defined in the Warrant Indenture as a resolution either: (1) passed at a meeting of the holders of Warrants at which there are holders of Warrants present in person or represented by proxy holding at least 20% of the aggregate number of common shares that could be acquired and passed by the affirmative vote of holders of Warrants representing not less than 66⅔% of the aggregate number of our common shares that could be acquired at the meeting and voted on the poll upon such resolution; or (2) adopted by an instrument in writing signed by the holders of Warrants representing not less than 66⅔% of the aggregate number of our common shares that could be acquired.

There is no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased in the Unit Offering. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of such Warrants, and the extent of issuer regulation.

DIVIDEND POLICY

We have never declared or paid any dividends on our common shares.  Our current intention is to retain our earnings, if any, to finance the growth and development of our business and we do not expect to pay dividends or to make any other distributions in the near future.  Our board of directors will review this policy from time to time having regard to our financing requirements, financial condition and other factors considered to be relevant.

PRICE RANGE AND TRADING VOLUMES

Our common shares are listed and posted for trading on the TSX.V and NYSE MKT under the symbol “MDW”.  The following tables set forth the reported high, low and closing sale prices and the monthly volume of trading of our common shares during the 12 months preceding the date of this prospectus supplement.

	TSX Venture Exchange (prices in Canadian dollars)				NYSE MKT (prices in U.S. dollars)
2011	High	Low	Close	Volume	High	Low	Close	Volume
June	1.99	1.53	1.88	1,249,161	2.05	1.57	1.96	19,661,405
July	2.76	1.80	2.26	1,426,808	2.89	1.82	2.38	20,655,423
August	2.66	1.90	2.60	1,050,629	2.75	2.00	2.66	19,187,413
September	2.99	2.01	2.08	1,254,497	3.03	1.87	2.01	21,799,332
October	2.39	1.87	2.11	490,630	2.42	1.75	2.10	13,179,946
November	2.58	2.01	2.45	523,560	2.51	1.96	2.36	17,349,298
December	2.70	2.10	2.13	869,394	2.65	2.02	2.11	20,696,009
2012	High	Low	Close	Volume	High	Low	Close	Volume
January	2.23	1.96	2.02	188,044	2.25	1.95	2.03	9,885,697
February	2.06	1.78	1.78	311,892	2.11	1.76	1.76	8,184,608
March	1.80	1.33	1.58	325,726	1.85	1.32	1.43	10,380,388
April	1.58	1.27	1.45	47,655	1.62	1.31	1.44	5,678,340
May	1.39	1.08	1.22	148,169	1.49	1.15	1.19	6,876,964
June	1.46	1.18	1.35	924,028	1.42	1.16	1.39	14,159,180
July 1-3	1.52	1.45	1.48	34,100	1.56	1.37	1.56	774,200

The closing price of our common shares on the TSX.V and NYSE MKT on July 3, 2012 was Cdn$1.48 and $1.56, respectively.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with the SEC.  This means that we can disclose important information to you by referring you to those documents.  Any information we reference in this manner is considered part of this prospectus supplement.  Information we file with the SEC after the date of this prospectus supplement will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus supplement.  Copies of the documents incorporated by reference in this prospectus supplement may be obtained on written or oral request without charge to our corporate office at 8310 South Valley Highway, Suite 280, Englewood, Colorado 80112, U.S.A. Attn:  Chief Financial Officer, telephone (720) 979-0900.

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of this prospectus supplement until the termination of the offering under this prospectus supplement.

(a)
our annual report on Form 10-K, for the year ended December 31, 2011, which report contains our audited consolidated financial statements and the notes thereto as at December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011, together with the auditors’ report thereon, and the related management’s discussion and analysis of financial conditions and results of operations for the year ended December 31, 2011, as filed with the SEC on March 9, 2012;

(b)
our proxy statement on Schedule 14A, dated March 26, 2012, in connection with our May 11, 2012 annual general and special meeting of shareholders, including the information specifically incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 9, 2012;

(c)
our quarterly report on Form 10-Q, for the quarter ended March 31, 2012, which report contains our unaudited consolidated financial statements as at March 31, 2012 and for each of the three-month periods ended March 31, 2012 and 2011 and the cumulative period from inception (May 14, 1996) to March 31, 2012, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three months ended March 31, 2012, as filed with the SEC on May 9, 2012;

(d)	our Current Reports on Form 8-K filed with the SEC on December 23, 2011, January 3, 2012, March 5, 2012, March 12, 2012, April 11, 2012, May 15, 2012, May 21, 2012 and June 27, 2012; and

(e)	the description of our common stock contained in our registration statement on Form 8-A filed on December 21, 2007, including any amendment or report filed for purposes of updating such description.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date of this Prospectus Supplement, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) ("Tax Act") generally applicable to a purchaser who exercises a Warrant acquired as part of the Unit Offering and the acquisition, ownership and disposition of Warrant Shares acquired upon the exercise of such Warrants.

This summary applies only to a purchaser who is a beneficial owner of Warrants acquired pursuant to the Unit Offering and who, for the purposes of the Tax Act, and at all relevant times: (i) is not, and is not deemed to be, resident in Canada; (ii) deals at arm's length and is not affiliated with us, and any person to whom such purchaser may sell any Warrant Shares or Warrants; and (iii) holds the Warrants and will hold the Warrant Shares as capital property and does not use or hold the Warrants and will not use or hold the Warrant Shares in connection with carrying on a business in Canada (a "Non-Canadian Holder").  Warrants and Warrant Shares will generally be considered to be capital property to a Non-Canadian Holder unless they are held in the course of carrying on a business of trading or dealing in securities or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based upon: (i) the current provisions of the Tax Act and the regulations thereunder ("Regulations") in force as of the date hereof; (ii) all specific proposals ("Proposed Amendments") to amend the Tax Act or the Regulations that have been publicly announced by, or on behalf of, the Minister of Finance (Canada) prior to the date hereof; and (iii) an understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency (the "CRA").  No assurance can be given that the Proposed Amendments will be enacted or otherwise implemented in their current form, if at all. If the Proposed Amendments are not enacted or otherwise implemented as presently proposed, the tax consequences may not be as described below in all cases. This summary does not otherwise take into account or anticipate any changes in law, administrative policy or assessing practice, whether by legislative, regulatory, administrative, governmental or judicial decision or action, nor does it take into account the tax laws of any province or territory of Canada or of any jurisdiction outside of Canada.

This summary is of a general nature only, is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Canadian Holder.  Accordingly, Non-Canadian Holders should consult their own tax advisors with respect to their particular circumstances.  This summary does not apply to a Non-Canadian Holder that carries on, or is deemed to carry on, an insurance business in Canada and elsewhere and such Holders should consult their own tax advisors.

Currency Conversion

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Warrants and Warrant Shares (including dividends, adjusted cost base and proceeds of disposition) must be determined in Canadian dollars based on the rate of exchange quoted by the Bank of Canada at noon on the date the amount first arose or such other rate of exchange as is acceptable to the CRA.

Allocation of Cost

A Non-Canadian Holder who acquires Warrants pursuant to the Unit Offering will be required to allocate the purchase price paid for each Unit on a reasonable basis between the common share and the one-half Warrant comprising each Unit in order to determine their respective costs to such Non-Canadian Holder for the purposes of the Tax Act.

For our purposes, of the $1.28 subscription price for each Unit, we intend to allocate approximately $1.27 to each common share and $0.01 to each one-half Warrant and we believe that such allocation is reasonable.  Our allocation, however, is not binding on the CRA or on a Non-Canadian Holder.

Exercise of Warrants

No gain or loss will be realized by a Non-Canadian Holder of a Warrant upon the exercise of such Warrant.  When a Warrant is exercised, the Non-Canadian Holder’s cost of the Warrant Share acquired thereby will be equal to the adjusted cost base of the Warrant to such Non-Canadian Holder, plus the amount paid on the exercise of the Warrant.  For the purpose of computing the adjusted cost base for purposes of the Tax Act to a Non-Canadian Holder of each Warrant Share acquired on the exercise of a Warrant, the cost of such Warrant Share must be averaged with the adjusted cost base to such Non-Canadian Holder of all of our other common shares (if any) held by the Non-Canadian Holder as capital property immediately prior to the exercise of such Warrant.

Dividends

Dividends paid or credited or deemed under the Tax Act to be paid or credited by us to a Non-Canadian Holder on a Warrant Share will generally be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident.  For example, where a Non-Canadian Holder is a resident of the United States, is fully entitled to the benefits under the Canada-United States Income Tax Convention (1980) and is the beneficial owner of the dividend, the applicable rate of Canadian withholding tax is generally reduced to 15%.
Dispositions

A Non-Canadian Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition or deemed disposition of a Warrant Share unless the Warrant Share is, or is deemed to be, "taxable Canadian property" of the Non-Canadian Holder for the purposes of the Tax Act and the Non-Canadian Holder is not entitled to an exemption from tax under the Tax Act pursuant to the terms of an applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, a Warrant Share will not constitute taxable Canadian property of a Non-Canadian Holder provided that: (a) the Warrant Shares are listed on a "designated stock exchange" for the purposes of the Tax Act (which currently includes Tiers 1 and 2 of the TSX.V) at the time of the disposition; (b) at no time during the 60 month period immediately preceding the disposition or deemed disposition of the Warrant Share: (i) were 25% or more of the issued shares of any class or series of our capital stock owned by, or belonged to, one or any combination of the Non-Canadian Holder and persons with whom the Non-Canadian Holder did not deal at arm's length (within the meaning of the Tax Act); and (ii)  at such time, was more than 50% of the fair market value of our common shares derived directly or indirectly from one or any combination of: (A) real or immovable property situated in Canada; (B) Canadian resource property (as defined in the Tax Act); (C) timber resource property (as defined in the Tax Act), or (D) options in respect of, or interests in, or for civil law rights in, property described in any of (A) through (C) above, whether or not such property exists; and (c) the Warrant Share is not otherwise deemed under the Tax Act to be taxable Canadian property.

A Non-Canadian Holder that disposes (or is deemed to have disposed) of a Warrant Share that is, or is deemed to be, taxable Canadian property to that Non-Canadian Holder, and that is not entitled to an exemption from tax under the Tax Act in respect of any gain realized in connection therewith pursuant to the terms of applicable income tax convention, is urged to consult its own tax advisor having regard to its own particular circumstances in connection with any tax, filing or other liability or obligation of the Non-Canadian Holder under the Tax Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the exercise of Warrants acquired as part of the Unit Offering and the acquisition, ownership, and disposition of Warrant Shares.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition of Warrant Shares pursuant to the exercise of Warrants.  In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty.  Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder.  Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the exercise of Warrants acquired as part of the Unit Offering and the acquisition, ownership, and disposition of Warrant Shares.

No ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the US. federal income tax considerations applicable to U.S. Holders as discussed in this summary.  This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.  In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, U.S. court decisions and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), that are in effect and available, as of the date of this document.  Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis or prospective basis which could affect the U.S. federal income tax considerations described in this summary.  This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Warrants or Warrant Shares acquired pursuant to the Unit Offering that is for U.S. federal income tax purposes:

● an individual who is a citizen or resident of the U.S.;

● a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

● an estate whose income is subject to U.S. federal income taxation regardless of its source; or

● a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of Warrants or Warrant Shares that is not a U.S. Holder.  This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition ofWarrants and Warrant Shares.  Accordingly, a non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership, and disposition of Warrants and Warrant Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own Warrants or Warrant Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired Warrants or Warrant Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold Warrants or Warrant Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) partnerships and other pass-through entities (and investors in such partnerships and entities); or (i) U.S. Holders that own or have owned  (directly, indirectly, or by attribution) 10% or more of the total combined voting power of our outstanding shares.  This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are (a) U.S. expatriates or former long-term residents of the U.S. subject to Section 877 of the Code, (b) persons that have been, are, or will be a resident or are deemed to be a resident in Canada for purposes of the Tax Act; (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Warrants or Warrant Shares in connection with carrying on a business in Canada; (d) persons whose Warrants or Warrant Shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention.  U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of  Warrants or Warrant Shares.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Warrants or Warrant Shares, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners.  Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Warrants and Warrant Shares.

Tax Consequences Not Addressed

This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Warrants and Warrant Shares.  Each U.S. Holder should consult its own tax advisor regarding the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of Warrants and Warrant Shares.

Passive Foreign Investment Company Rules

If we are considered a “passive foreign investment company” under the meaning of Section 1297 of the Code (a “PFIC”) at any time during a U.S. Holder’s holding period, the following sections will generally describe the U.S. federal income tax consequences to U.S. Holder’s of the acquisition, ownership, and disposition of Warrants or Warrant Shares.  Each United States person who is a shareholder of a PFIC is required to file an annual report with the IRS, which filing would be in addition to any other information reporting requirements described in the section entitled “Information Reporting; Backup Withholding Tax.”

PFIC Status of the Company

We generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income or (the “PFIC income test”) (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “PFIC asset test”).  “Gross income” generally includes sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.  Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of its trade or business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

For purposes of the PFIC income test and asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.  In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by the Company from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

In addition, under certain attribution rules, if we are a PFIC, U.S. Holders will be deemed to own their proportionate share of any of our subsidiaries which are also a PFIC (a “Subsidiary PFIC”), and will be subject to U.S. federal income tax on their proportionate share of any (i) distribution on the shares of a Subsidiary PFIC and (ii) disposition or deemed disposition of shares of a Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC.

We believe that we were classified and certain of our subsidiaries were classified as PFICs during the tax year ended December 31, 2011, and based on current business plans and financial expectations, we believe that the Company and certain of our subsidiaries may be PFICs for the current and future taxable years.  The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations.  In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document.  Accordingly, there can be no assurance that the IRS will not challenge any PFIC determination made by us (or by one of our subsidiaries).  Each U.S. Holder should consult its own tax advisor regarding our status as a PFIC and the PFIC status of each of our non-U.S. subsidiaries.

Default PFIC Rules Under Section 1291 of the Code

If we are a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of Warrant Shares will depend on whether such U.S. Holder makes an election to treat us (and/or a Subsidiary PFIC) as a “qualified electing fund” (a “QEF”) under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) with respect to Warrant Shares.  A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election (a “Non-Electing U.S. Holder”) will be taxable as described below.

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Warrants and Warrant Shares and (b) any excess distribution received on the Warrant Shares.  A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Warrant Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Warrants and Warrant Shares of a PFIC (including an indirect disposition of shares of a Subsidiary PFIC), and any excess distribution received on such Warrant Shares (or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder) must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the Warrant Shares.  The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income.  The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year.  A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If we are a PFIC for any tax year during which a Non-Electing U.S. Holder holds Warrant Shares or Warrants, we will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether we cease to be a PFIC in one or more subsequent tax years.  If we cease to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to Warrant Shares by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code as discussed above) as if such Warrant Shares were sold on the last day of the last tax year for which the Company was a PFIC.  No such election, however, may be made with respect to Warrants.

Under proposed Treasury Regulations, if a U.S. holder has an option, warrant, or other right to acquire stock of a PFIC (such as the Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code.  Under rules described below, the holding period for the Warrant Shares will begin on the date a U.S. Holder acquires the Units.  This will impact the availability of the QEF Election and Mark-to-Market

Election with respect to the Warrant Shares.  See discussion below under “QEF Election” and under “Mark-to-Market Election”.

QEF Election

Subject to the discussion below, a U.S. Holder that makes a QEF Election for the first tax year in which its holding period of its Warrant Shares begins, generally, will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Warrant Shares.  However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) our net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) our ordinary earnings, which will be taxed as ordinary income to such U.S. Holder.  Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain.  A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which we are a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by us.  However, for any tax year in which we are a PFIC and have no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election.  If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge.  If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from us to the extent that such distribution represents our “earnings and profits” that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Warrant Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election.  In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Warrant Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely.  A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Warrant Shares in which the Company was a PFIC.  A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election.  If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which we are not a PFIC.  Accordingly, if we become a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Company qualifies as a PFIC.

As discussed above, under proposed Treasury Regulations, if a U.S. holder has an option, warrant or other right to acquire stock of a PFIC (such as the Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code.  However, a holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right to acquire PFIC stock.  In addition, under proposed Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

Consequently, if a U.S. Holder of Warrant Shares makes a QEF Election, such election generally will not be treated as a timely QEF Election with respect to Warrant Shares and the rules of Section 1291 of the Code discussed above will continue to apply with respect to such U.S. Holder’s Warrant Shares.  However, a U.S. Holder of Warrant Shares should be eligible to make a timely QEF Election if such U.S. Holder elects in the tax year in which such Warrant Shares are received to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Warrant Shares were sold for fair market value on the date such US Holder acquired them by exercising the corresponding Warrant.  In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the Warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above.  Each U.S. Holder should consult its own tax advisor regarding the application of the PFIC rules to the Warrants, and Warrant Shares.

We will make available to U.S. Holders, upon their written request, timely and accurate information as to its status as a PFIC and the status as a PFIC of any subsidiary in which we own more than 50% of such subsidiary’s total aggregate voting power.  Additionally, for each year in which we are a PFIC, upon written request of a U.S. Holder, we will provide to a U.S. Holder all information and documentation that a U.S. Holder making a QEF Election with respect to the Company and such more than 50% owned Subsidiary PFICs is required to obtain for U.S. federal income tax purposes.  We may elect to provide such information on our website (www.midwaygold.com).  With respect to any Subsidiary PFIC in we own 50% or less of the aggregate voting power, upon the written request of a U.S. Holder acquiring Warrants, or Warrant Shares, we will request that such Subsidiary PFIC provide such U.S. Holder with the information that such U.S. Holder requires to report under the QEF rules; provided, however, we can provide no assurances that such Subsidiary PFIC will provide such information.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Warrant Shares are marketable stock.  The Warrant Shares generally will be “marketable stock” if the Warrant Shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks.  If such stock is traded on such a qualified exchange or other market, such stock generally will be considered “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.  Provided that the Warrant Shares are “regularly traded” as described in the preceding sentence, the Warrant Shares are expected to be marketable stock.

A U.S. Holder that makes a Mark-to-Market Election with respect to its common shares of the Companygenerally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such common shares of the Company.  However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the Warrant Shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Warrant Shares.

Any Mark-to-Market Election made by a U.S. Holder for the common shares of the Company will also apply to such U.S. Holder’s Warrant Shares.  As a result, if a Market-to-Market Election has been made by a U.S. Holder with respect to common shares of the Company, any Warrant Shares received will automatically be marked-to-market in the year of exercise.  Because a U.S. Holder’s holding period for Warrant Shares includes the period during which such U.S. Holder held the Warrants, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to its Warrant Shares after the beginning of such U.S. Holder’s holding period for the Warrant Shares unless the Warrant Shares are acquired in the same tax year as the year in which the U.S. Holder acquired its Units.  Consequently, the default rules under Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which Warrant Shares are received.  However, the general mark-to-market rules will apply to subsequent tax years.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Warrant Shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in the Warrant Shares.  A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Warrant Shares, over (ii) the fair market value of such Warrant Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the Warrant Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election.  In addition, upon a sale or other taxable disposition of Warrant Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Warrant Shares cease to be “marketable stock” or the IRS consents to revocation of such election.  Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Warrant Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning because such stock is not marketable.  Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Warrant Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations).  However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Warrants or Warrant Shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election.  For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses Warrants or Warrant Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Warrants or Warrant Shares.

In addition, a U.S. Holder who acquires Warrants or Warrant Shares from a decedent will not receive a “step up” in tax basis of such Warrants or Warrant Shares to fair market value.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC.  Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit.  The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with their own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Warrants and Warrant Shares.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Warrants

Exercise of Warrants

A U.S. Holder should not recognize gain or loss on the exercise of a Warrant and related receipt of a Warrant Share (unless cash is received in lieu of the issuance of a fractional Warrant Share).  A U.S. Holder’s initial tax basis in the Warrant Share received on the exercise of a Warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such Warrant.  If, as anticipated, the Company is a PFIC, a U.S. Holder’s holding period for the Warrant Share should begin on the date on which such U.S. Holder acquired its Units.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Warrants into Warrant Shares.  The U.S. federal income tax treatment of a cashless exercise of Warrants into Warrant Shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph.  U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Warrant Shares

If we are not treated as a PFIC with respect to a U.S. Holder, and with respect to any U.S. Holder that has recognized unrealized gain as of the last day of the taxable year in which we are a PFIC and we is no longer a PFIC in the current taxable year, or with respect to any U.S. Holder that made a timely QEF election and we are no longer a PFIC in the current taxable year, the U.S. Holder generally will not be subject to the rules described above under the heading “Passive Foreign Investment Company Rules.”  Instead, the U.S. Holder will have the tax consequences described below.

Distributions on Warrant Shares

Subject to the PFIC rules discussed above, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to aWarrant Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated are our “earnings and profits”, as computed for U.S. federal income tax purposes.  A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates.  To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Warrant Shares and thereafter as gain from the sale or exchange of such Warrant Shares.  (See “ Sale or Other Taxable Disposition of Warrant Shares” below).  However, the Company may not maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by us with respect to the Warrant Share will constitute ordinary dividend income.  Dividends received on Warrant Shares generally will not be eligible for the “dividends received deduction”.  Consequently, such a dividend generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains).  The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Warrant Shares

Subject to the PFIC rules discussed above, upon the sale or other taxable disposition of Warrant Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in such Warrant Shares sold or otherwise disposed of.  Subject to the PFIC rules discussed above, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Warrant Shares have been held for more than one year.

Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of Warrant Shares generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules unless the gain is subject to tax in Canada and is reclassified as “foreign source” under the Canada-U.S. Tax Convention and such U.S. Holder elects to treat such gain or loss as “foreign source.”  (See more detailed discussion at “Foreign Tax Credit” below).

Preferential tax rates apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust.  There are no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation.  Deductions for capital losses are subject to significant limitations under the Code.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency or on the sale, exchange or other taxable disposition of Warrants or Warrant Shares generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time).  If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt.  Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.  Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Warrant Shares generally will be entitled, at the election of such U.S. Holder, to deduct or credit Canadian income tax paid.  Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S.

federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income.  In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.”  In addition, this limitation is calculated separately with respect to specific categories of income.  Dividends paid by the Company generally will constitute “foreign source” income and generally will be categorized as “passive category income.”  The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

Under U.S. federal income tax law and Treasury regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation.  For example, U.S. return disclosure obligations (and related penalties) apply to U.S. Holders that hold certain specified foreign financial assets in excess of $50,000.  The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person.  U. S. Holders may be subject to these reporting requirements unless their Warrants, and Warrant Shares are held in an account at a domestic financial institution.  Penalties for failure to file certain of these information returns are substantial.  U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, including the requirement to file IRS Form 8938.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of the Warrant Shares generally may be subject to information reporting and backup withholding tax, at the rate of 28% (increasing to 31% for payments made after December 31, 2012), if a U.S. Holder (a) fails to furnish its correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that it has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax.  However, certain exempt persons, such as U.S. Holders that are corporations, generally are excluded from these information reporting and backup withholding tax rules.  Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.  Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax purposes.

INTEREST OF EXPERTS

As at the date hereof, the partners and associates of Stikeman Elliott LLP, as a group, own, directly or indirectly, less than 1% of our common shares. Our auditors, KPMG LLP, Chartered Accountants, have advised that they are independent within the meaning of the rules of the Public Company Accounting Oversight Board. None of the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned persons received or has received a direct or indirect interest in a property of the Company or any associate or affiliate of the Company.

None of Gustavson Associates, LLC, William J. Crowl, Donald E. Hulse, Terre A. Lane, Donald J. Baker, Jennifer J. Brown and Deepak Malhotra, each being companies and persons who have prepared or certified the preparation of reports, statements or opinions in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein relating to our mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company.  As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of our outstanding common shares.

 LEGAL MATTERS

Certain legal matters relating to the Warrant Shares offered pursuant to this prospectus supplement have be passed upon for us by Stikeman Elliott LLP. Certain legal matters relating to the offering of the Warrant Shares will be passed upon on our behalf by Stikeman Elliott LLP, Vancouver, British Columbia, with respect to Canadian legal matters, and by Dorsey & Whitney LLP, Denver, Colorado, with respect to U.S. legal matters.

WHERE TO FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials we have filed with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC’s Internet site at www.sec.gov.

P R O S P E C T U S   S U P P L E M E N T

July 5, 2012

MIDWAY GOLD CORP.

$60,000,000 Common Shares Warrants Units

Midway Gold Corp. may offer and sell, from time to time, up to $60,000,000 aggregate initial offering price of the Company’s common shares, without par value (which we refer to as “Common Shares”), warrants to purchase Common Shares (which we refer to as “Warrants”), or any combination thereof (which we refer to as “Units”) in one or more transactions under this prospectus (which we refer to as the “Prospectus”).  The Company may also offer under this Prospectus any Common Shares issuable upon the exercise of Warrants.  Collectively, the Common Shares, Warrants, Common Shares issuable upon exercise of the Warrants, and Units are referred to as the “Securities”.

This Prospectus provides you with a general description of the Securities that we may offer.  Each time we offer Securities, we will provide you with a prospectus supplement (which we refer to as the “Prospectus Supplement”) that describes specific information about the particular Securities being offered and may add, update or change information contained in this Prospectus. You should read both this Prospectus and the Prospectus Supplement, together with any additional information which is incorporated by reference into this Prospectus and the Prospectus Supplement.  This Prospectus may not be used to offer or sell securities without the Prospectus Supplement which includes a description of the method and terms of that offering.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which we will provide to you each time we offer Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.  For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this Prospectus.

The Common Shares are traded on the NYSE Amex and on the TSX Venture Exchange under the symbol “MDW”. On February 14, 2011, the last reported sale price of the Common Shares on the NYSE Amex was $1.50 per Common Share and on the TSX Venture Exchange was Cdn$1.46 per Common Share. There is currently no market through which the Securities, other than the Common Shares, may be sold and purchasers may not be able to resell the Securities purchased under this Prospectus.  This may affect the pricing of the Securities, other than the Common Shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these Securities and the extent of issuer regulation.  See “Risk Factors and Uncertainties”.

Investing in the Securities involves risks.  See “Risk Factors and Uncertainties” on page 6.

These Securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus.   Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS FEBRUARY 14, 2011.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

SUMMARY	2

RISK FACTORS AND UNCERTAINTIES	6

DOCUMENTS INCORPORATED BY REFERENCE	15

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	16

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES	17

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA	18

USE OF PROCEEDS	18

DESCRIPTION OF COMMON SHARES	18

DESCRIPTION OF WARRANTS	18

DESCRIPTION OF UNITS	20

PLAN OF DISTRIBUTION	21

INTERESTS OF NAMED EXPERTS AND COUNSEL	22

TRANSFER AGENT AND REGISTRAR	22

LEGAL MATTERS	23

EXPERTS	23

WHERE YOU CAN FIND MORE INFORMATION	23

ABOUT THIS PROSPECTUS

This Prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process.  Under this shelf registration process, we may sell any combination of the Securities described in this Prospectus in one or more offerings up to a total dollar amount of initial aggregate offering price of $60,000,000. This Prospectus provides you with a general description of the Securities that we may offer. The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in a Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price and any other specific terms of the offering; (ii) in the case of Warrants, the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms; and (iii) in the case of Units, the designation, number and terms of the Common Shares or Warrants comprising the Units.  A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters set forth in this Prospectus.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a higher level than that which might exist in the open market.  Such transactions, if commenced, may be interrupted or discontinued at any time.  See “Plan of Distribution”.

Please carefully read both this Prospectus and any Prospectus Supplement together with the documents incorporated herein by reference under “Documents Incorporated by Reference” and the additional information described below under “Where You Can Find More Information.”

Owning securities may subject you to tax consequences both in Canada and the United States.  This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully.  You should read the tax discussion in any Prospectus Supplement with respect to a particular offering and consult your own tax advisor with respect to your own particular circumstances.

References in this Prospectus to “$” are to United States dollars. Canadian dollars are indicated by the symbol “Cdn$”.

You should rely only on the information contained in this Prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law.  This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.  The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Securities.  Our business, financial condition, results of operations and prospects may have changed since that date.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to “Midway” and the “Company” refer to Midway Gold Corp., either alone or together with its subsidiaries as the context requires.

SUMMARY

The Company

Midway Gold Corp. was incorporated under the Company Act (British Columbia) on May 14, 1996, under the name Neary Resources Corporation. On October 8, 1999, Midway changed its name to Red Emerald Resource Corp. On July 10, 2002, it changed its name to Midway Gold Corp.  Midway became a reporting issuer in the Province of British Columbia upon the issuance of a receipt for a prospectus on May 16, 1997.  Our common shares were listed on the Vancouver Stock Exchange (a predecessor of the TSX Venture Exchange) on May 29, 1997. On July 1, 2001,
Midway became a reporting issuer in the Province of Alberta pursuant to Alberta BOR#51-501.  Our common shares are currently listed on the NYSE Amex and Tier 1 of the TSX.V under the symbol “MDW.”

We are an exploration stage company engaged in the acquisition, exploration, and, if warranted, development of gold and silver mineral properties in North America. Our mineral properties are located in Nevada and Washington. The Midway, Spring Valley, Pan and Golden Eagle gold properties are exploratory stage projects and have identified gold mineralization and the Gold Rock and Burnt Canyon projects are earlier stage gold and silver exploration projects. Midway is currently transitioning itself from an exploration company to a gold production company with plans to advance the Pan gold deposit located in White Pine County, Nevada through to production by as early as 2013.  The corporate organization chart for Midway as of the date of this Prospectus is as follows:

Our registered office in Canada is located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, B.C. V6C 2X8, and our corporate office phone number is 604-536-2711. Our principal executive office in the United States is located at Point at Inverness, Suite 280, 8310 South Valley Englewood, Colorado 80112. Our agent for service of process is Dorsey & Whitney LLP, 1400 Wewatta Street, Suite 400, Denver, Colorado, 80202, and our registered agent’s phone number is 303-629-3400. We maintain a website at www.midwaygold.com.  Information contained on our website is not part of this Prospectus.

Business of the Company

We are focused on exploring and developing high-grade, quality precious metal resources in stable mining areas. Our principal properties are the Spring Valley, Midway and Pan gold and silver mineral properties located in Nevada and the Golden Eagle gold mineral property located in the Washington. Midway holds certain other mineral exploration properties located in Nevada.

Spring Valley Property, Pershing County, Nevada

The Spring Valley project is located 20 miles northeast of Lovelock, Nevada. Spring Valley is a diatreme/porphyry hosted gold system covered by gravel. Gold has been intercepted continuously from a depth of 50 to 1400 feet, suggesting a large mineral system.

The Spring Valley project is under an exploration and option to joint venture agreement with Barrick Gold Corporation (“Barrick”).  Barrick is funding 100% of the costs to earn an interest in this project.  On March 2, 2009, we announced an updated Inferred Resource estimate as at December 31, 2008 of 87,750,000 tons at a grade of 0.021 opt containing 1,835,000 ounces of gold using a cut off grade of 0.006 ounces per ton (which we refer to as “opt”) gold using a Cdn$715 Lerchs-Grossman shell. Cautionary Note to U.S. Investors:Please read carefully the section titled “Cautionary Note to U.S. Investors Regarding Reserve and Resource Estimates” below.

Midway Property, Nye County, Nevada

The Midway property is located in Nye County, Nevada, approximately 24 kilometers northeast of the town of Tonopah, 335 kilometers northwest of Las Vegas and 380 kilometers southeast of Reno. It is a high-grade epithermal quartz-gold vein system, on the Round Mountain – Goldfield gold trend. The claims maintained that were formally called the Thunder Mountain project are now consolidated within the Midway project.

Pan Gold Project, White Pine County, Nevada

The 100% owned Pan gold property is located at the northern end of the Pancake mountain range in western White Pine County, Nevada, approximately 22 miles southeast of Eureka, Nevada, and 50 miles west of Ely, Nevada.

The Pan project is a sediment-hosted gold deposit located along the prolific Battle Mountain/Eureka gold trend. Gold occurs in shallow oxide deposits, along a two-mile strike length of a faulted anticline.

On July 20, 2010, we announced the results of a preliminary economic assessment (which we refer to as the "PEA") for the Pan gold project.  The PEA included an independent audit of an updated mineral resource estimate prepared by the Company.  The Measured plus Indicated mineral resource, which was announced by us on July 20, 2010 in metric units of measure and is reported in the PEA in imperial units of measure (which is the standard unit of measure in the United States), stands at 38,782,467 metric tonnes (42,750,352 short tons) containing 682,248 ounces of gold at a grade of 0.55 g/t (0.016 opt), at a 0.14 g/t cut-off grade (0.004 opt cut-off grade).  The PEA assumes the Pan gold deposit will be developed as an open pit mine and heap leach operation.  The forecast mine life was 9 years with a total of 327,000 ounces of gold recovered and produced for sale.  Initial project capital costs, as evaluated in the PEA, are estimated at $45,000,000 plus working capital of $5,000,000 and a 20% contingency totaling $9,000,000.  The PEA was prepared under the supervision of William J. Crowl, Donald Hulse, and Terre Lane of Gustavson Associates, LLC, each of whom is independent of us and is a "qualified person" under NI 43-101. For further information on this project, please see the PEA entitled "NI 43-101 Preliminary Economic Assessment of the Pan Gold Project, White Pine County, Nevada", dated July 20, 2010, which the Company furnished to the SEC on July 27, 2010.  Cautionary Note to U.S. Investors:Please read carefully the section titled “Cautionary Note to U.S. Investors Regarding Reserve and Resource Estimates” below.

Golden Eagle Project – Ferry County, Washington

In 2008, we purchased a 100% interest in the Golden Eagle property located in Ferry County, Washington from Kinross Gold Corporation (which we refer to as “Kinross”) and Hecla Mining Company.

The Golden Eagle property hosts a large hot springs gold deposit that is partially covered by glacial gravels.  In 1996 a previous operator delineated a potentially open pitable deposit on private ground. Beneath this deposit are several high-grade vein exploration targets. These targets are adjacent to the Republic Knob Hill Mine, which produced high-grade gold, from underground veins, for over 20 years. We will also review options to process sulfide mineralization, hosted in the historic resource in view of newer technologies and the economics afforded by a higher gold price. The ability to explore the deeper targets combined with the possible strategic access to Kinross’ nearby mill is a bonus that could add value to any new oxide ounces discovered on the property.

On June 25, 2009, we announced an Indicated Resource estimate as at May 1, 2009 of 31,400,000 tons at a grade of 0.055 opt containing 1,744,000 ounces of gold.  There is an additional Inferred Resource estimate of 5,100,000 tons at a grade of 0.038 opt containing 192,000 ounces of gold. Both resource estimates made at May 1, 2009 used a cut off grade of 0.02 opt gold and a Cdn$750 Lerchs-Grossman shell. Cautionary Note to U.S. Investors: Please read carefully the section titled “Cautionary Note to U.S. Investors Regarding Mineral Reserve and Resource Estimates” below.

Gold Rock and Burnt Canyon Projects

In the center of the Gold Rockproperty, lies the Easy Junior Mine, which when it was an operating mine reportedly produced approximately 2,900,000 tons at a grade of 0.026 opt gold (74,945 ounces gold contained, 52,560 ounces gold poured). The mine was shut down in 1994, due to lower gold prices. This is a sediment hosted gold system in highly prospective host rocks within a 14 square mile land position along the Battle Mountain-Eureka gold trend. A historic database of 794 holes containing 269,446 feet of drilling was acquired in 2008 outlining continuous gold in drill holes along 9,200 feet of length along the anticline that was mined in part by the Easy Junior mine. Surface work, geophysics and historic data have identified a number of exploration targets, on this prospective land package. In 2008, 11 RC drill holes (3,525 feet) were drilled on the Anchor target, south of the Easy Junior Mine. Five holes found strongly anomalous gold in the Pilot formation, a regionally favorable host rock. A review of the historic gold deposit is planned and additional target and data compilation for the property is in progress. The concept of advancing this project in tandem with the Pan Gold deposit is being investigated and if feasible will be combined as the Gold Pan project.

The 2008 surface exploration and geophysics program on the Burnt Canyon project identified targets in this volcanic hosted epithermal system. Disseminated gold identified in rock chip and soil sampling at five different areas have been selected as drill targets. The project lies between high grade veins in the Seven Troughs district and the Wildcat disseminated gold deposit to the north. We may seek a joint venture partner for this project.

The Securities Offered under this Prospectus

We may offer the Common Shares, Warrants, or Units with a total value of up to $60,000,000 million from time to time under this Prospectus, together with any applicable Prospectus Supplement and related free writing prospectus, at prices and on terms to be determined by market conditions at the time of offering.  This Prospectus provides you with a general description of the Securities we may offer.  Each time we offer Securities, we will provide a Prospectus Supplement that will describe the specific amounts, prices and other important terms of the Securities, including, to the extent applicable:

●	aggregate offering price;
●
the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of those numbers, the exercise price, dates and periods of exercise, and the currency or the currency unit in which the exercise price must be paid and any other specific terms;

●	voting or other rights, if any; and
●	important United States federal income tax considerations.

A Prospectus Supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this Prospectus or in documents we have incorporated by reference.  However, no Prospectus Supplement or free writing prospectus will offer a security that is not registered and described in this Prospectus at the time of the effectiveness of the registration statement of which this Prospectus is a part.

We may sell the Securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The Prospectus Supplement, which the Company will provide to you each time it offers Securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the Securities, and any applicable fee, commission or discount arrangements with them.

Common Shares

We may offer Common Shares.  Holders of Common Shares are entitled to one vote per Common Share on all matters that require shareholder approval.  Holders of our Common Shares are entitled to dividends when and if declared by the Board of Directors of the Company.  Our Common Shares are described in greater detail in this Prospectus under “Description of Common Shares.”

Warrants

We may offer Warrants for the purchase of Common Shares, in one or more series, from time to time.  We may issue Warrants independently or together with Common Shares and the Warrants may be attached to or separate from such securities.

The Warrants will be evidenced by warrant certificates and may be issued under one or more warrant indentures, which are contracts between us and a warrant trustee for the holders of the Warrants.  In this prospectus, we have summarized certain general features of the Warrants under “Description of Warrants.”   We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Warrants being offered, as well as the complete warrant indentures, if applicable, and warrant certificates that contain the terms of the Warrants.  If applicable, specific warrant indentures will contain additional important terms and provisions and will be filed as exhibits to the registration statement of which this Prospectus is a part, or incorporated by reference from a current report on Form 8-K that we file with the SEC.

Units

We may offer Units consisting of Common Shares or Warrants to purchase any of such securities in one or more series.  In this Prospectus, we have summarized certain general features of the Units under “Description of Units.”  We urge you, however, to read any Prospectus Supplement and any free writing prospectus that we may authorize to be provided to you related to the series of Units being offered.  We may evidence each series of units by unit certificates that we may issue under a separate unit agreement with a unit agent.  If applicable, we will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the unit agreements that describe the terms of the series of Units we are offering before the issuance of the related series of Units.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

RISK FACTORS AND UNCERTAINTIES

Investing in the Securities involves a high degree of risk.  Prospective investors in a particular offering of Securities should carefully consider the following risks, as well as the other information contained in this Prospectus, any applicable Prospectus Supplement, and the documents incorporated by reference herein before investing in the Securities.  If any of the following risks actually occurs, our business could be materially harmed.  The risks and uncertainties described below are not the only ones we face.  Additional risks and uncertainties, including those of which we are currently unaware or that we deem immaterial, may also adversely affect our business.

Risks related to our Business

There is substantial doubt about our ability to continue as a going concern.

Our auditor’s report on our 2009 consolidated financial statements includes an additional explanatory paragraph that states that our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. The Company’s consolidated financial statements for the year ended December 31, 2009 have been prepared on the basis that the Company is a going concern, which contemplates the realization of its assets and the settlement of its liabilities in the normal course of operations. The ability of the Company to continue as a going concern is uncertain and dependent upon obtaining the financing necessary to meet its financial commitments and to complete the development of its properties and/or realizing proceeds from the sale of one or more of the properties. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. As at December 31, 2009, the Company had cash and cash equivalents of Cdn$1,740,322, working capital of Cdn$1,472,127 and has accumulated losses of Cdn$56,267,603 since inception.

Management anticipates that the minimum cash requirements to fund its proposed exploration program and continued operations will exceed the amount of cash on hand at December 31, 2009.  Accordingly, the Company does not have sufficient funds to meet planned expenditures over the next twelve months, and will need to seek additional debt or equity financing to meet its planned expenditures. The Company intends to conduct equity offerings in 2011 pursuant to this Prospectus, if and when the registration statement of which this Prospectus relates is brought effective.  There is no assurance that the Company will be able to raise sufficient cash to fund its future exploration programs and operational expenditures. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

We have a history of losses and will require additional financing to fund exploration and, if warranted, development.

In the fiscal year ended December 31, 2009, we had losses of Cdn$2,642,176 and we have had accumulated losses of Cdn$56,267,603 since inception. We have not commenced commercial production on any of our mineral properties. We have no revenues from operations and anticipate we will have no operating revenues until we place one or more of our properties into production. All of our properties are in the exploration stage, and we have no known mineral reserves on our properties. We currently do not have sufficient funds to fully complete exploration and development work on any of our properties, which means that we will be required to raise additional capital, enter into joint venture relationships or find alternative means to finance placing one or more of our properties into commercial production, if warranted. If the Company fails to raise additional funds it will curtail its activities and may risk being unable to maintain its interests in its mineral properties.

Failure to obtain sufficient financing may result in the delay or indefinite postponement of exploration, and, development or production on one or more of our properties and any properties we may acquire in the future or even a loss of property interests. This includes our leases over claims covering the principal deposits on our properties, which may expire unless we expend minimum levels of expenditures over the terms of such leases. We cannot be certain that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable or acceptable to us. Future financings may cause dilution to our shareholders.

We have no history of producing metals from our mineral properties.

We have no history of producing metals from any of our properties. Our properties are all exploration stage properties in various stages of exploration. Our Midway, Spring Valley, Pan and Golden Eagle properties are exploratory stage exploration projects with identified gold mineralization, and our Burnt Canyon and Gold Rock projects are each early stage exploration projects. Advancing properties from exploration into the development stage requires significant capital and time, and successful commercial production from a property, if any, will be subject to completing feasibility studies, permitting and construction of the mine, processing plants, roads, and other related works and infrastructure. As a result, we are subject to all of the risks associated with developing and establishing new mining operations and business enterprises including:

●	completion of feasibility studies to verify reserves and commercial viability, including the ability to find sufficient gold reserves to support a commercial mining operation;
●	the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, permitting and construction of infrastructure, mining and processing facilities;
●	the availability and costs of drill equipment, exploration personnel, skilled labor and mining and processing equipment, if required;
●	the availability and cost of appropriate smelting and/or refining arrangements, if required;
●	compliance with environmental and other governmental approval and permit requirements;
●	the availability of funds to finance exploration, development and construction activities, as warranted;
●	potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants which may delay or prevent development activities; and
●	potential increases in exploration, construction and operating costs due to changes in the cost of fuel, power, materials and supplies.

The costs, timing and complexities of exploration, development and construction activities may be increased by the location of our properties and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if warranted, development, construction and mine start-up. Accordingly, our activities may not result in profitable mining operations and we may not succeed in establishing mining operations or profitably producing metals at any of our properties.

Increased costs could affect our financial condition.

We anticipate that costs at our projects that we may explore or develop, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans, if any, in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel, rubber and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production.

Mining and resource exploration is inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business and plans.

Mining and mineral exploration involves various types of risks and hazards, including:

●	environmental hazards;
●	power outages;
●	metallurgical and other processing problems;
●	unusual or unexpected geological formations;
●	flooding, fire, explosions, cave-ins, landslides and rock-bursts;
●	inability to obtain suitable or adequate machinery, equipment, or labor;
●	metals losses; and
●	periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability. We may not be able to obtain insurance to cover these risks at economically feasible premiums. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, is not generally available to us or to other companies within the mining industry. We may suffer a material adverse effect on our business if we incur losses related to any significant events that are not covered by our insurance policies.

The figures for our resources are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

Unless otherwise indicated, mineralization figures presented in this Prospectus and in our filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by independent geologists and our internal geologists. When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineral reserves and grades of mineralization on our properties. Until ore is actually mined and processed, mineral reserves and grades of mineralization must be considered as estimates only.

Estimates can be imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. We cannot assure you that:

●	these estimates will be accurate;
●	resource or other mineralization estimates will be accurate; or
●	this mineralization can be mined or processed profitably.

Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.

Because we have not completed feasibility studies on any of our properties and have not commenced actual production, mineralization estimates, including resource estimates, for our properties may require adjustments or downward revisions. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by our feasibility studies and drill results. Minerals recovered in small scale tests may not be duplicated in large scale tests under on-site conditions or in production scale.

The resource estimates contained in this report have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for gold, silver or other commodities may render portions of our mineralization and resource estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability determinations we reach. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our share price and the value of our properties.

There are differences in U.S. and Canadian practices for reporting reserves and resources.

Our reserve and resource estimates are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report reserves and resources in accordance with Canadian practices. These practices are different from the practices used to report reserve and resource estimates in reports and other materials filed with the SEC. It is Canadian practice to report measured, indicated and inferred resources, which are generally not permitted in disclosure filed with the SEC by United States issuers. In the United States, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves.

Further, “inferred resources” have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report “resources” as in place tonnage and grade without reference to unit measures.

Accordingly, information concerning descriptions of mineralization, reserves and resources contained in this report, or in the documents incorporated herein by reference, may not be comparable to information made public by other United States companies subject to the reporting and disclosure requirements of the SEC.

Our exploration activities on our properties may not be commercially successful, which could lead us to abandon our plans to develop the property and our investments in exploration.

Our long-term success depends on our ability to identify mineral deposits on our existing properties and other properties we may acquire, if any, that we can then develop into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks and is frequently nonproductive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment or labor. The success of gold, silver and other commodity exploration is determined in part by the following factors:

●	the identification of potential mineralization based on surficial analysis;
●	availability of government-granted exploration permits;
●	the quality of our management and our geological and technical expertise; and
●	the capital available for exploration and development work.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. We may invest significant capital and resources in exploration activities and abandon such investments if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may have an adverse effect on the market value of our securities and the ability to raise future financing.

We may encounter archaeological issues and claims relating to our Midway property, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted.

Our exploration and development activities may be delayed due to the designation of a portion of the Midway property as a site of archaeological significance. A cultural inventory of the Midway project has identified a prehistoric site associated with a dune field in the Ralston Valley, adjacent to the Midway property. An intensive cultural and geomorphologic inspection was conducted of the project area to determine archaeologically significant areas. Techniques and methods used during the inventory were sufficient to identify most cultural resources and features in the area. Should sufficient mineral resources be identified on the Midway property, a complete archaeological inventory and evaluation would be required, including the possibility of curating the site.

Our Midway property is in close proximity to a municipal water supply, which may delay our ability to conduct further exploration or developmental activities or could affect our ability to place the property into commercial production, if warranted.

The Midway property lies within a basin from which the town of Tonopah obtains its municipal water supply. To date, Midway's exploration activities have not been restricted due to the proximity of the activities to this basin. As Midway's exploration and development activities expand, there is an increased risk that the activities may interfere with the water supply. As part of the mining development work on the Midway property, Midway completed a hydrologic review of the basin and will establish a strategy for preventing exploration and development activities from interfering with the water supply. Any damage to, or contamination of, the water supply caused by Midway's activities could result in Midway incurring significant liability. We cannot predict the magnitude of such liability or the impact of such liability on our business, prospects or financial condition. Midway has applied for water right permits in the Ralston Basin, which is currently under protest by the town of Tonopah. Midway is currently negotiating with the town about any future pumping of water in the basin. Midway is currently reviewing and negotiating dewatering options with the town of Tonopah that would be agreeable and beneficial for both parties. If Midway were not able to secure dewatering rights for the Midway project, the project may be restricted and could affect our ability to place the property into commercial production, if warranted.

Changes in the market price of gold, silver and other metals, which in the past has fluctuated widely, will affect the profitability of our operations and financial condition.

Our profitability and long-term viability depend, in large part, upon the market price of gold and other metals and minerals produced from our mineral properties. The market price of gold and other metals is volatile and is impacted by numerous factors beyond our control, including:

●	expectations with respect to the rate of inflation;
●	the relative strength of the U.S. dollar and certain other currencies;
●	interest rates;
●	global or regional political or economic conditions;
●	supply and demand for jewelry and industrial products containing metals; and
●	sales by central banks and other holders, speculators and producers of gold and other metals in response to any of the above factors.

We cannot predict the effect of these factors on metal prices. Gold prices quoted in US dollars have fluctuated during the last several years. The price of gold (London Fix) has ranged from $1,058 to $1,421per ounce during calendar 2010, closing at $1,405.50 on December 30, 2010; $810 to $1,212 per ounce during calendar 2009, closing at $1,087 on December 30, 2009; and from $712 to $1,011 per ounce during calendar 2008 to close on December 31, 2008 at $870 per ounce. A decrease in the market price of gold and other metals could affect the commercial viability of our properties and our anticipated development of such properties in the future. Lower gold prices could also adversely affect our ability to finance exploration and development of our properties.

We do not maintain insurance with respect to certain high-risk activities, which exposes us to significant risk of loss.

Mining operations generally involve a high degree of risk. Hazards such as unusual or unexpected formations or other conditions are often encountered. Midway may become subject to liability for pollution, cave-ins or hazards against which it cannot insure or against which it cannot maintain insurance at commercially reasonable premiums. Any significant claim would have a material adverse effect on Midway's financial position and prospects. Midway is not currently covered by any form of environmental liability insurance, or political risk insurance, since insurance against such risks (including liability for pollution) is prohibitively expensive. Midway may have to suspend operations or take cost interim compliance measures if Midway is unable to fully fund the cost of remedying an environmental problem, if it occurs.

We may not be able to obtain all required permits and licenses to place any of our properties into production.

Our current and future operations, including development activities and commencement of production, if warranted, require permits from governmental authorities and such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, permission to develop a decline beneath a state highway, mine safety and other matters. Companies engaged in property exploration and the development or operation of mines and related facilities generally experience increased costs, and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. We cannot predict if all permits which we may require for continued exploration, development or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned exploration and development activities. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on our operations and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

We are subject to significant governmental regulations, which affect our operations and costs of conducting our business.

Our current and future operations are and will be governed by laws and regulations, including:

●	laws and regulations governing mineral concession acquisition, prospecting, development, mining and production;
●	laws and regulations related to exports, taxes and fees;
●	labor standards and regulations related to occupational health and mine safety;

●	environmental standards and regulations related to waste disposal, toxic substances, land use and environmental protection; and
●	other matters.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Failure to comply with applicable laws, regulations and permits may result in enforcement actions, including the forfeiture of claims, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or costly remedial actions. We may be required to compensate those suffering loss or damage by reason of our mineral exploration activities and may have civil or criminal fines or penalties imposed for violations of such laws, regulations and permits.

Existing and possible future laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation, could have a material adverse impact on our business and cause increases in capital expenditures or require abandonment or delays in exploration.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future changes in these laws or regulations could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

Land reclamation requirements for our properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

Reclamation may include requirements to:

●	control dispersion of potentially deleterious effluents; and
●	reasonably re-establish pre-disturbance land forms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to set up a provision for our reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

The mining industry is intensely competitive. Significant competition exists for the acquisition of properties producing or capable of producing, gold or other metals. We may be at a competitive disadvantage in acquiring additional mining properties because we must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than us. We may also encounter increasing competition from other mining companies in our efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs, mining equipment and production equipment. Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

We compete with larger, better capitalized competitors in the mining industry.

The mining industry is competitive in all of its phases, including financing, technical resources, personnel and property acquisition. It requires significant capital, technical resources, personnel and operational experience to effectively compete in the mining industry. Because of the high costs associated with exploration, the expertise required to analyze a project’s potential and the capital required to develop a mine, larger companies with significant resources may have a competitive advantage over us. We face strong competition from other mining companies, some with greater financial resources, operational experience and technical capabilities than us. As a result of this competition, we may be unable to maintain or acquire financing, personnel, technical resources or attractive mining properties on terms we consider acceptable or at all.

Midway may enter into joint venture and option agreements with other parties, which could decrease our ownership interest and control over such properties.

We may, in the future, be unable to meet our share of costs incurred under option or joint venture agreements to which we are a party and we may have our interest in the properties subject to such agreements reduced or terminated as a result. Furthermore, if other parties to such agreements do not meet their share of such costs, we may be unable to finance the cost required to complete recommended programs. In many joint ventures or option arrangements, we would give up control over decisions to commence work and the timing of such work, if any.

Our directors and officers may have conflicts of interest as a result of their relationships with other companies.

Certain or our officers and directors are also directors, officers or shareholders of other companies that are similarly engaged in the business of acquiring, developing and exploiting natural resource properties. For example, Daniel Wolfus, our Chairman, Chief Executive Officer and Director, also serves as a director for Melkior Resources Inc. and EMC Metals Corp.; Doris Meyer, our Chief Financial Officer and Corporate Secretary, also serves as Chief Financial Officer and Corporate Secretary of Crescent Resources Corp., Kalimantan Gold Corporation Limited, Miranda Gold Corp., Regency Gold Corp., Sunridge Gold Corp. and Tournigan Energy Ltd. and in addition is also a director of Kalimantan Gold Corporation Limited, Regency Gold Corp. and Sunridge Gold Corp.; and George Hawes, our Director, also serves as a director for Proginet Corporation and American Vanadium Corp. (formerly Rocky Mountain Resources Corp.) Consequently, there is a possibility that our directors and/or officers may be in a position of conflict in the future.

We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition.

We are dependent on a relatively small number of key employees, including Daniel Wolfus, our chairman and Chief Executive Officer, and Kenneth Brunk, our President and Chief Operating Officer. The loss of Mr. Wolfus or Mr. Brunk could have an adverse effect on Midway. Midway does not have any key person insurance with respect to any of its key employees.

Our results of operations could be affected by currency fluctuations.

We arrange our equity funding and pay most of our administrative costs in Canadian dollars. However our properties are all located in the United States and most costs associated with these properties are paid in U.S. dollars.  There can be significant swings in the exchange rate between the U.S. and Canadian dollar. There are no plans at this time to hedge against any exchange fluctuations in currencies.

Title to our properties may be subject to other claims, which could affect our property rights and claims.

There are risks that title to our properties may be challenged or impugned. Most of our properties are located in Nevada and may be subject to prior unrecorded agreements or transfers or native land claims and title may be affected by undetected defects. There may be valid challenges to the title of our properties which, if successful, could impair development and/or operations. This is particularly the case in respect of those portions of the our properties in which we hold our interest solely through a lease with the claim holders, as such interest is substantially based on contract and has been subject to a number of assignments (as opposed to a direct interest in the property).

Several of the mineral rights to our properties consist of "unpatented" mining claims created and maintained in accordance with the U.S. General Mining Law. Unpatented mining claims are unique property interests, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the U.S. General Mining Law, including the requirement of a proper physical discovery of valuable minerals within the boundaries of each claim and proper compliance with physical staking requirements. Also, unpatented mining claims are always subject to possible challenges by third parties or validity contests by the federal government. The validity of an unpatented mining or mill site claim, in terms of both its location and its maintenance, is dependent on strict compliance with a complex body of U.S. federal and state statutory and decisional law. In addition, there are few public records that definitively determine the issues of validity and ownership of unpatented mining claims. Should the Federal government impose a royalty or additional tax burdens on the properties that lie within public lands, the resulting mining operations could be seriously impacted, depending upon the type and amount of the burden.

Midway may be a passive foreign investment company for United States federal income tax purposes.

Midway may be a passive foreign investment company, or "PFIC," for United States Federal income tax purposes. If so, Midway will continue to be so until it generates sufficient revenue from its mineral exploration and extraction activities. However, the actual determination of PFIC status is fundamentally factual in nature and cannot be made until the close of the applicable taxable year. If Midway is a PFIC, any gain recognized by a U.S. holder of common shares of Midway upon a sale or other disposition of common shares of Midway may be ordinary (rather than capital), and any resulting United States federal income tax may be increased by an interest charge. Rules similar to those applicable to dispositions generally will apply to certain excess distributions in respect of a common share of Midway. A United States person generally may take steps to avoid these unfavourable United States federal income tax consequences.

Risks Related to our Securities

We do not currently intend to pay cash dividends.

We have never declared or paid cash dividends on Midway’s common shares. We currently intend to retain future earnings to finance the operation, development and expansion of our business. We do not anticipate paying cash dividends on Midway’s common shares in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of Midway’s board of directors and will depend on Midway’s financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant. Accordingly, investors will only see a return on their investment if the value of Midway’s securities appreciates.

The market for our common shares has been volatile in the past, and may be subject to fluctuations in the future.

The market price of Midway’s common shares has ranged from a high of $0.95 and a low of $0.38 during the twelve month period ended December 31, 2010, as quoted on the NYSE Amex. We cannot assure you that the market price of our common shares will not significantly fluctuate from its current level. The market price of our common shares may be subject to wide fluctuations in response to quarterly variations in operating results, changes in financial estimates by securities analysts, or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of the operating results of certain companies to meet market expectations that have particularly affected the market prices of equity securities of many exploration companies that have often been unrelated to the operating performance of such companies. These broad market fluctuations, or any industry-specific market fluctuations, may adversely affect the market price of our common shares. In the past, following periods of volatility in the market price of a company’s securities, class action securities litigation has been instituted against such a company. Such litigation, whether with or without merit, could result in substantial costs and a diversion of management’s attention and resources, which would have a material adverse affect on our business, operating results and financial condition.

If we raise additional funding through equity financings, then our current shareholders will suffer dilution.

We believe the only realistic source of future funds presently available to us is through the sale of equity capital. Any sale of equity capital will result in dilution to existing shareholders. The only other alternative for the financing of further exploration would be the offering by us of an interest in our properties to be earned by another party or parties carrying out further exploration thereof.

We are a foreign corporation and have officers and director’s resident outside the United States, which could make it difficult for you to effect service of process or enforce a judgment by a U.S. court.

We are incorporated under the laws of the Province of British Columbia, Canada and some of our directors and officers are residents in jurisdictions outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon us or upon certain of our directors or officers who are not residents of the United States, or to realize in the United States upon judgments of United States courts predicated upon civil liabilities under the laws of the United States. A judgment of a U.S. court predicated solely upon such civil liabilities would probably be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows the Company to “incorporate by reference” information it files with the SEC.  This means that the Company can disclose important information to you by referring you to those documents.  Any information the Company references in this manner is considered part of this Prospectus.  Information the Company files with the SEC after the date of this Prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this Prospectus.  Copies of the documents incorporated by reference in this Prospectus may be obtained on written or oral request without charge from the Secretary of the Company at 8310 South Valley Highway, Suite 280, Englewood, Colorado, 80112 (telephone: (720) 979-0900)).

We incorporate by reference the documents listed below and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of the initial filing of this registration statement on Form S-3 to which this Prospectus relates until the termination of the offering under this Prospectus.

(a)
the Annual Report on Form 10-K of the Company, for the year ended December 31, 2009, which report contains the audited consolidated financial statements of the Company and the notes thereto as at December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, together with the auditors’ report thereon, as filed on March 30, 2010;

(b)
the Company’s Proxy Statement on Schedule 14A, dated March 11, 2010, in connection with the Company’s May 4, 2010 annual general and special meeting of shareholders, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed on March 31, 2010;

(c)
the Quarterly Report on Form 10-Q of the Company, which report contains the unaudited interim consolidated financial statements as at and for the nine months ended September 30, 2010 and 2009, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three months ended September 30, 2010, filed with the SEC on November 8, 2010;

(d)
the Quarterly Report on Form 10-Q of the Company, which report contains the unaudited interim consolidated financial statements as at and for the six months ended June 30, 2010 and 2009, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three months ended June 30, 2010, filed with the SEC on August 11, 2010;

(e)
the Quarterly Report on Form 10-Q of the Company, which report contains the unaudited interim consolidated financial statements as at and for the three months ended March 31, 2010 and 2009, together with the notes thereto, and the related management’s discussion and analysis of financial conditions and results of operations for the three months ended March 31, 2010, filed with the SEC on May 17, 2010;

(f)	the Current Reports on Form 8-K of the Company, filed on April 15, 2010, May 10, 2010, May 24, 2010, June 11, 2010, September 7, 2010, November 15, 2010, December 9, 2010 and February 8, 2011;

(g)
the description of the Company’s common stock contained in its registration statement on Form 8-A filed on December 21, 2007, including any amendment or report filed for purposes of updating such description; and

(h)
all other documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus but before the end of the offering of the securities made by this Prospectus.

We also hereby specifically incorporate by reference all filings filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement on Form S-3 to which this Prospectus relates and prior to effectiveness of such registration statement.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the exhibits attached hereto contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern the Company’s anticipated results and developments in the Company’s operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. These statements include, but are not limited to, comments regarding:

●	our expected plans of operation to continue as a going concern;
●	the establishment and estimates of mineral reserves and resources;
●	the grade of mineral reserves and resources;
●	anticipated expenditures and costs in our operations;
●	planned exploration activities and the anticipated outcome of such exploration activities;
●	plans and anticipated timing for obtaining permits and licenses for our properties;
●	anticipated closure costs;
●	expected future financing and its anticipated outcome;
●	anticipated liquidity to meet expected operating costs and capital requirements;
●	estimates of environmental liabilities;
●	our ability to obtain financing to fund our estimated expenditure and capital requirements;
●	factors expected to impact our results of operations; and
●	the expected impact of the adoption of new accounting standards.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

●	risks related to our ability to continue as a going concern;
●	risks related to our history of losses and our requirement for additional financing to fund exploration and, if warranted, development of our propert
●	risks related to our lack of historical production from our mineral properties;
●	uncertainty and risks related to cost increases for our exploration and, if warranted, development proje
●	uncertainty and risks related to the effect of a shortage of equipment and supplies on our ability to operate our business;
●	uncertainty and risks related to mining being inherently dangerous and subject to events and conditions beyond our control;
●	uncertainty and risks related to our mineral resource estimates being based on assumptions and interpretations;
●	risks related to changes in mineral resource estimates affecting the economic viability of our projects;
●	risks related to differences in US and Canadian practices for reporting reserves and resources;
●	uncertainty and risks related to our exploration activities on our properties not being commercially successful;
●	uncertainty and risks related to encountering archeological issues and claims in relation to our properties;
●	uncertainty and risks related to fluctuations in gold, silver and other metal prices;
●	risks related to our lack of insurance for certain high-risk activities;
●	uncertainty and risks related to our ability to acquire necessary permits and licenses to place our properties into productio
●	risks related to government regulations that could affect our operations and costs;
●	risks related to environmental regulations;
●	risks related to land reclamation requirements on our properties;
●	risks related to increased competition for capital funding in the mining industry
●	risks related to competition in the mining industry;
●	risks related to our possible entry into joint venture and option agreements on our properties;
●	risks related to our directors and officers having conflicts of interest;
●	risks related to our ability to attract qualified management to meet our expected needs in the future;

●	uncertainty and risks related to currency fluctuations;
●	risks related to our status as a passive foreign investment company;
●	risks related to recent market events and general economic conditions; and
●	risks related to our securities.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled “Risk Factors” in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

We qualify all the forward-looking statements contained in this Prospectus by the foregoing cautionary statements.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING RESOURCE AND RESERVE ESTIMATES

The mineral estimates in this Prospectus have been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of United States securities laws. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) - CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in the United States Securities and Exchange Commission (“SEC”) Industry Guide 7 under the United States Securities Act of 1993, as amended (the “Securities Act”). Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this Prospectus and the documents incorporated by reference herein contain descriptions of our mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA

Financial and Other Information

The financial information of the Company contained in the documents incorporated by reference in this Prospectus is presented in accordance with generally accepted accounting principles (which we refer to as “GAAP”) in the United States (which we refer to as “US GAAP”) which do not differ in any material respects from GAAP in Canada.  The financial information of the Company contained in the documents incorporated by reference are presented in Canadian Dollars (Cdn$).

Exchange Rate Information

The table below sets forth the average rate of exchange for the Canadian Dollar at the end of the five most recent calendar years ended December 31. The table also sets forth the high and low rate of exchange for the Canadian Dollar at the end of the six most recent months. For purposes of this table, the rate of exchange means the noon exchange rate as reported by the Bank of Canada on its web site at www.bankofcanada.ca. The table sets forth the number of Canadian Dollars required under that formula to buy one United States Dollar. The average rate means the average of the noon exchange rates on each day of each month during the period as reported by the Bank of Canada.

	2010	2009	2008	2007	2006
Average for Period	1.03	1.14	1.07	1.07	1.13

	January 2011	December 2010	November 2010	October 2010	September 2010	August 2010
High for Period	1.02	1.02	1.03	1.03	1.05	1.06
Low for Period	0.99	0.99	1.00	1.00	1.02	1.02

The noon rate of exchange on February 14, 2011 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was $1.00 = Cdn$0.9885.

USE OF PROCEEDS

Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Securities will be used by the Company for acquisitions, development of existing or acquired mineral properties, working capital requirements, to repay indebtedness outstanding from time to time or for other general corporate purposes.  More detailed information regarding the use of proceeds from the sale of Securities will be described in the applicable Prospectus Supplement.  The Company may, from time to time, issue Common Shares or other securities otherwise than through the offering of Securities pursuant to this Prospectus.

DESCRIPTION OF COMMON SHARES

We are authorized to issue an unlimited number of Common Shares, without par value, of which 97,526,996 are issued and outstanding as at the date of this Prospectus.  There are options outstanding to purchase up to 7,275,000 Common Shares at exercise prices ranging from Cdn$0.56 to Cdn$3.36.  There are Warrants outstanding to purchase 9,761,506 Common Shares.  Holders of Common Shares are entitled to one vote per Common Share at all meetings of shareholders, to receive dividends as and when declared by the board of directors of the Company and to receive a pro rata share of the assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of the Company.  There are no pre-emptive, conversion or redemption rights attached to the Common Shares.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable Prospectus Supplements and free writing prospectuses, summarizes the material terms and provisions of the Warrants that we may offer under this Prospectus, which will consist of Warrants to purchase Common Shares and may be issued in one or more series.  Warrants may be offered independently or together with Common Shares, and may be attached to or separate from those Securities.  While the terms we have summarized below will apply generally to any Warrants that we may offer under this Prospectus, we will describe the particular terms of any series of Warrants that we may offer in more detail in the applicable Prospectus Supplement and any applicable free writing prospectus.  The terms of any Warrants offered under a Prospectus Supplement may differ from the terms described below.

General

Warrants may be issued under and governed by the terms of one or more warrant indentures (each of which we refer to as a “Warrant Indenture”) between us and a warrant trustee (which we refer to as the “Warrant Trustee”) that we will name in the relevant Prospectus Supplement, if applicable.  Each Warrant Trustee will be a financial institution organized under the laws of Canada or any province thereof and authorized to carry on business as a trustee.

This summary of some of the provisions of the Warrants is not complete.  The statements made in this Prospectus relating to any Warrant Indenture and Warrants to be issued under this Prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Warrant Indenture, if any, and the Warrant certificate.  Prospective investors should refer to the Warrant Indenture, if any, and the Warrant certificate relating to the specific Warrants being offered for the complete terms of the Warrants.  If applicable, we will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, any Warrant Indenture describing the terms and conditions of Warrants we are offering before the issuance of such Warrants.

The applicable Prospectus Supplement relating to any Warrants offered by us will describe the particular terms of those Warrants and include specific terms relating to the offering.  This description will include, where applicable:

●	the designation and aggregate number of Warrants;
●	the price at which the Warrants will be offered;
●	the currency or currencies in which the Warrants will be offered;
●	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;
●
the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

●	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;
●	the date or dates, if any, on or after which the Warrants and the other Securities with which the Warrants will be offered will be transferable separately;
●	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;
●	whether the Company will issue the Warrants as global securities and, if so, the identity of the depositary of the global securities;
●	whether the Warrants will be listed on any exchange;
●	material United States and Canadian federal income tax consequences of owning the Warrants; and
●	any other material terms or conditions of the Warrants.

Rights of Holders Prior to Exercise

Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Common Shares issuable upon exercise of the Warrants.

Exercise of Warrants

Each Warrant will entitle the holder to purchase the Securities that we specify in the applicable Prospectus Supplement at the exercise price that we describe therein.  Unless we otherwise specify in the applicable Prospectus Supplement, holders of the Warrants may exercise the Warrants at any time up to the specified time on the expiration date that we set forth in the applicable Prospectus Supplement.  After the close of business on the expiration date, unexercised warrants will become void.

Holders of the Warrants may exercise the Warrants by delivering the Warrant certificate representing the Warrants to be exercised together with specified information, and paying the required amount to the Warrant Trustee, if any, or to us, as applicable, in immediately available funds, as provided in the applicable Prospectus Supplement.  We will set forth on the Warrant certificate and in the applicable Prospectus Supplement the information that the holder of the Warrant will be required to deliver to the Warrant Trustee, if any, or to us, as applicable.

Upon receipt of the required payment and the Warrant certificate properly completed and duly executed at the corporate trust office of the Warrant Trustee, if any, to us at our principal officers, as applicable, or any other office indicated in the applicable Prospectus Supplement, we will issue and deliver the securities purchasable upon such exercise.  If fewer than all of the Warrants represented by the Warrant certificate are exercised, then we will issue a new Warrant certificate for the remaining amount of Warrants.  If we so indicate in the applicable Prospectus Supplement, holders of the Warrants may surrender securities as all or part of the exercise price for Warrants.

Anti-Dilution

The Warrant Indenture, if any, and the Warrant certificate will specify that upon the subdivision, consolidation, reclassification or other material change of the Common Shares or any other reorganization, amalgamation, merger or sale of all or substantially all of our assets, the Warrants will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for or on the conversion of or in respect of the Common Shares to which the holder of a Common Share would have been entitled immediately after such event.  Similarly, any distribution to all or substantially all of the holders of Common Shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of Common Shares to be issued to holders of Warrants.

Global Securities

We may issue Warrants in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable Prospectus Supplement.  The global securities may be in temporary or permanent form. The applicable Prospectus Supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable Prospectus Supplement will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Warrant Indenture, if any, and the Warrant certificate will provide for modifications and alterations to the Warrants issued thereunder by way of a resolution of holders of Warrants at a meeting of such holders or a consent in writing from such holders.  The number of holders of Warrants required to pass such a resolution or execute such a written consent will be specified in the Warrant Indenture, if any, and the Warrant certificate.

We may amend any Warrant Indenture and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding Warrants.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable Prospectus Supplements, summarizes the material terms and provisions of the Units that we may offer under this Prospectus.  While the terms we have summarized below will apply generally to any Units that we may offer under this Prospectus, we will describe the particular terms of any series of Units in more detail in the applicable Prospectus Supplement.  The terms of any Units offered under a Prospectus Supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this Prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of unit agreement (“Unit Agreement”), if any, between us and a unit agent (“Unit Agent”) that describes the terms and conditions of the series of Units we are offering, and any supplemental agreements, before the issuance of the related series of Units.  The following summaries of material terms and provisions of the Units are subject to, and qualified in their entirety by reference to, all the provisions of the Unit Agreement, if any, and any supplemental agreements applicable to a particular series of Units.  We urge you to read the applicable Prospectus Supplements related to the particular series of Units that we sell under this Prospectus, as well as the complete Unit Agreement, if any, and any supplemental agreements that contain the terms of the Units.

General

We may issue Units comprising one or more of Common Shares and Warrants in any combination.  Each Unit will be issued so that the holder of the Unit is also the holder of each security included in the Unit.  Thus, the holder of a Unit will have the rights and obligations of a holder of each included security.  The Unit Agreement under which a Unit may be issued may provide that the securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable Prospectus Supplement the terms of the series of Units, including:

●	the designation and terms of the Units and of the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;
●	provisions of the governing Unit Agreement; and
●	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the securities comprising the Units.

The provisions described in this section, as well as those described under “Description of Common Shares” and “Description of Warrants” will apply to each Unit and to any Common Share or Warrant included in each Unit, respectively.

Issuance in Series

We may issue Units in such amounts and in numerous distinct series as we determine.

PLAN OF DISTRIBUTION

General

We may offer and sell the Securities, separately or together: (a) to one or more underwriters or dealers; (b) through one or more agents; or (c) directly to one or more other purchasers. The Securities offered pursuant to any Prospectus Supplement may be sold from time to time in one or more transactions at: (i) a fixed price or prices, which may be changed from time to time; (ii) market prices prevailing at the time of sale; (iii) prices related to such prevailing market prices; or (iv) other negotiated prices.  We may only offer and sell the Securities pursuant to a Prospectus Supplement during the period that this Prospectus, including any amendments hereto, remains effective.  The Prospectus Supplement for any of the Securities being offered thereby will set forth the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to us from such sale, any underwriting commissions or discounts and other items constituting underwriters’ compensation and any discounts or concessions allowed or re-allowed or paid to dealers.  Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

By Underwriters

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of underwriters to purchase the Securities will be subject to certain conditions, but the underwriters will be obligated to purchase all of the Securities offered by the Prospectus Supplement if any of such Securities are purchased.  We may offer the Securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate.  The Company may agree to pay the underwriters a fee or commission for various services relating to the offering of any Securities.  Any such fee or commission will be paid out of our general corporate funds.  We may use underwriters with whom we have a material relationship.  We will describe in the Prospectus Supplement, naming the underwriter, the nature of any such relationship.

By Dealers

If dealers are used, and if so specified in the applicable Prospectus Supplement, we will sell such Securities to the dealers as principals.  The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale.  Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.  We will set forth the names of the dealers and the terms of the transaction in the applicable Prospectus Supplement.

By Agents

The Securities may also be sold through agents designated by us.  Any agent involved will be named, and any fees or commissions payable by us to such agent will be set forth, in the applicable Prospectus Supplement.  Any such fees or commissions will be paid out of our general corporate funds.  Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Direct Sales

Securities may also be sold directly by us at such prices and upon such terms as agreed to by us and the purchaser.  In this case, no underwriters, dealers or agents would be involved in the offering.

General Information

Underwriters, dealers and agents that participate in the distribution of the Securities offered by this Prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Underwriters, dealers or agents who participate in the distribution of Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under Canadian provincial and territorial and United States securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.  Such underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this Prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this Prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be identified in the applicable Prospectus Supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the Securities, if the Prospectus Supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the Securities in accordance with the terms of the Securities. The Prospectus Supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the Securities they remarket.

In connection with any offering of Securities, underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market.  Such transactions may be commenced, interrupted or discontinued at any time.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

TRANSFER AGENT AND REGISTRAR

Our registrar and transfer agent for our common shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia, and Toronto, Ontario, Canada.

LEGAL MATTERS

The law firm of Stikeman Elliott LLP has acted as the Company’s counsel by providing an opinion on the validity of the securities offered in this Prospectus and applicable Prospectus Supplements and counsel named in the applicable Prospectus Supplement will pass upon legal matters for any underwriters, dealers or agents.  Certain legal matters related to the Securities offered by this Prospectus will be passed upon on the Company’s behalf by Stikeman Elliott LLP, with respect to matters of Canadian law, and Dorsey & Whitney LLP, with respect to matters of United States law

EXPERTS

Information relating to the Company’s mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by Eric Chapman of Snowden Mining Industry Consultants Inc., Thom Seal of Differential Engineering Inc., William J. Crowl, Donald E. Hulse and Terre A. Lane of Gustavson Associates, LLC, Eric LeLacheur, an employee of the Company and Don Harris, a former employee of the Company and this information has been included in reliance on such companies and persons’ expertise.

None of Snowden Mining Industry Consultants Inc., Eric Chapman, Differential Engineering Inc., Thom Seal,  William J. Crowl, Donald E. Hulse, Terre A. Lane, Gustavson Associates, LLC, Eric LeLacheur and Don Harris, each being companies and persons who have prepared or certified the preparation of reports, statements or opinions relating to the Company’s mineral properties, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company.  As at the date hereof, the aforementioned persons, companies and persons at the companies specified above who participated in the preparation of such reports, statements or opinions, as a group, beneficially own, directly or indirectly, less than 1% of the Company’s outstanding Common Shares.

Our consolidated financial statements as at December 31, 2009 and 2008, and for each of the years in the three- year period ended December 31, 2009, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.

This Prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement.  Whenever a reference is made in this Prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.  You may call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.   You may also read and copy any document we file with the SEC at the SEC’s public reference rooms at:

100 F Street, N.E.
Room 1580
Washington, D.C. 20549

PROSPECTUS

MIDWAY GOLD CORP.

$60,000,000
Common Shares
Warrants
Units

February 14, 2011